AMENDED AND RESTATED

                HEALTHCHOICES SOUTHEAST PHYSICAL HEALTH AGREEMENT

                                     BETWEEN

                          COMMONWEALTH OF PENNSYLVANIA

                                       AND

                         OXFORD HEALTH PLANS (PA), INC.


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                                TABLE OF CONTENTS


SECTION 1: INCORPORATION OF DOCUMENTS                                         2

           1.1   Operative Documents                                          2

SECTION 2: DEFINITIONS                                                        2

           A. Emergency Medical Conditions                                    3
           B. Emergency Services                                              3
           C. Medical Necessity                                               3
           D. Affiliate                                                       4
           E. Health Care Professional                                        4
           F. Third Party Liability                                           4

SECTION 3: RELATIONSHIP OF PARTIES                                            4

           3.1 Basic Relationship                                             4

           3.2 Nature of Contract 5

SECTION 4: APPLICABLE LAWS AND REGULATIONS                                    5

           4.1 Certification and Licensing                                    5
           4.2 Specific to MA Program                                         5
           4.3 General Laws and Regulations                                   6
           4.4 Limitation on the Department's Obligations                     6
           4.5 Acceptance of Commonwealth Capitation Payments                 6

SECTION 5: REPRESENTATIONS AND WARRANTIES OF THE CONTRACTOR                   7

           5.1 Accuracy of Proposal                                           7
           5.2 Disclosure of Interests                                        7
           5.3 Disclosure of Change in Circumstances                          7

SECTION 6: ACCESS STANDARDS                                                   8

           6.1 Readiness Review                                               8
           6.2 Compliance with Access Standards                               8

                    A. Mandatory Compliance                                   8
                    B. The Access Standards                                   9

SECTION 7: OBLIGATIONS OF THE CONTRACTOR                                     15

           7.1 Program Standards                                             15

                    A. General                                               16
                    B. Licensure                                             16
                    C. PH-MCO Administration                                 16
                    D. Member Enrollment and Disenrollment                   16
                    E. Member Services                                       21
                    F. In-Plan Services                                      23
                    G. Differently Accessed Services                         29
                    H. Organ Transplants                                     30
                    I. Coordination with Out-of-Plan Services                30
                    J. Provider Networks                                     31
                    K. Service Accessibility Standards                       32
                    L. Provider Enrollment                                   32
                    M. Provider Agreements                                   32
                    N. Provider Services                                     34
                    O. Quality Management and Utilization Management Program 35
                    P. Operational Data Reporting                            36
                    Q. Payments To and From the Contractor                   36
                    R. PH-MCO Fiscal Standards                               36
                    S. Contracts and Subcontracts                            36
                    T. Records Retention                                     36
                    U. Fraud and Abuse                                       37
                    V. Department Access and Availability                    37
                    W. Physician Incentive Arrangements                      37
                    X. Pharmacy Requirements                                 38

           7.2 Special Needs Unit                                            38

                    A. Establishment of Special Needs Unit                   38
                    B. Special Needs Coordinator                             39
                    C. Responsibilities of Special Needs Staff               39
                    D. Contractor's Additional Obligations                   40

SECTION 8: FISCAL RELATIONSHIP                                               40

           8.1 Payments for In-Plan Services                                 40

                    A. Capitation Payments                                   40
                    B. HIV-AIDS Risk Pool                                    41
                    C. Maternity Care Payments                               42
                    D. Rate Adjustments for Second and Subsequent Agreement
                       Years                                                 42
                    E. Program Changes                                       43
                    F. Financial Responsibility for Dual Eligibles           43

           8.2 Payments by the Contractor to Providers                       44

                    A. Definitions                                           44
                    B. Timeliness Standards                                  44
                    C. Accuracy Standards                                    46
                    D. Quarterly Claims Analysis and Report                  46
                    E. Monthly Claims Processing and Payment Report          49
                    F. Sanctions                                             50

           8.3 Member Cost Sharing and Third Party Liability                 51

                    A. General                                               51
                    B. Third Party Liability (TPL)                           51
                    C. Requests for Additional Data                          54
                    D. Third Party Resource Identification                   54
                    E. Accessibility to TPL Data                             55
                    F. Estate Recovery                                       55

           8.4 Risk Moderation                                               55

                    A. Reinsurance                                           55
                    B. Surety Bonds                                          57

           8.5 Restitution                                                   57
           8.6 Payments to FQHCs and Rural Health Centers (RHCs)             57
           8.7 Payments to Out-of-Network Providers that are
               Located Outside the Commonwealth of Pennsylvania              57

SECTION 9: DURATION OF AGREEMENT AND RENEWAL                                 58

           9.1 Initial Term                                                  58
           9.2 Renewal                                                       58

SECTION 10: TERMINATION AND DEFAULT                                          58

          10.1 Termination by the Department                                 58

                    A. Termination for Convenience Upon Notice               58
                    B. Termination for Cause                                 58
                    C. Termination Due to Unavailability of Funds/Approvals  59

          10.2 Termination by the Contractor                                 59
          10.3 Responsibilities of the Contractor Upon Termination           59

                    A. Continuing Obligations                                59
                    B. Notice to Members                                     60

SECTION 11: RECORDS                                                          60

          11.1 Financial Records Retention                                   60
          11.2 Operational Data Reports                                      61
          11.3 Medical Records Retention                                     61
          11.4 Review of Records                                             61

SECTION 12: SUBCONTRACTUAL RELATIONSHIPS                                     61

          12.1 Ability to Subcontract                                        61
          12.2 Compliance with Program Standards                             61
          12.3 Consistency with Policy Statements                            63
          12.4 Compliance with Rule on Physician Incentive Arrangements      63

SECTION 13: QUALITY MANAGEMENT AND UTILIZATION MANAGEMENT                    64

SECTION 14: COMPLAINT, GRIEVANCE AND APPEAL                                  64

          14.1 Member Complaint, Grievance and Appeal System                 64
          14.2 Clinical Sentinel                                             65
          14.3 Provider Appeal Procedure                                     65

SECTION 15: CONFIDENTIALITY                                                  65

SECTION 16: INDEMNIFICATION AND INSURANCE                                    66

          16.1 Indemnification                                               66
          16.2 Insurance                                                     67

SECTION 17: REPORTS                                                          67

          17.1 General Obligations                                           67
          17.2 GA Data Reporting                                             67
          17.3 Financial Reporting Requirements                              68
          17.4 EPSDT Reports                                                 68
          17.5 Encounter Data Reports                                        68

                    A. Data Format                                           68
                    B. Timing of Data Submittal                              69
                    C. Data Completeness                                     69
                    D. MA Consumers Medical Information                      69
                    E. Financial Penalties                                   69
                    F. Data Validation                                       70

          17.6 Sanctions                                                     70

SECTION 18: DISPUTES                                                         71

SECTION 19: FORCE MAJEURE                                                    72

SECTION 20: GENERAL                                                          72

          20.1 Suspension From Other Programs                                72
          20.2 Rights of the Department and the Contractor                   73
          20.3 Waiver                                                        73
          20.4 Invalid Provisions                                            73
          20.5 Governing Law                                                 73
          20.6 Notice                                                        73
          20.7 Counterparts                                                  74
          20.8 Headings                                                      74
          20.9 Assignment                                                    74
          20.10 No Third Party Beneficiaries                                 75
          20.11 Entire Agreement: Modification                               75


Appendix 1 RFP
Appendix 2 PROPOSAL

Exhibit A General Terms and Conditions
Exhibit B Capitated Rates - Year 3
Exhibit C Recipient Coverage Policy Document
Exhibit D AIDS Protocol
Exhibit E HealthChoices PH-MCO Marketing Guidelines
Exhibit F Denial Notice
Exhibit G Prior Authorization Guidelines
Exhibit H Family Planning Services Procedures
Exhibit I Quality Management/Utilization Management Program (QM/UMP) Exhibit J Special Needs Unit (SNU)
Exhibit K HIV-AIDS Risk Pool
Exhibit L Encounter and Subcapitation Data Penalty Occurrences
Exhibit M HC-SE Covered Services/Non-Covered Services

Addendum A HCFA Requirements



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                HEALTHCHOICES SOUTHEAST PHYSICAL HEALTH AGREEMENT


         THIS RESTATED AND AMENDED AGREEMENT (the "Restated Agreement"), made as of the 1st day of January, 1999, by and between the Commonwealth of Pennsylvania, acting through its Department of Public Welfare (the "Department"), and Oxford Health Plans (PA), Inc., a Pennsylvania corporation with its principal place of business at The Curtis Center, 601 Walnut Street, Suite 900, Independence Square West, Philadelphia, Pennsylvania 19106 (the "Contractor"), and Oxford Health Plans (PA), Inc., a Delaware corporation with its principal place of business at The Curtis Center, 601 Walnut Street, Suite 900, Independence Square West, Philadelphia, Pennsylvania 19106 ("the Guarantor").

                              W I T N E S S E T H:

         WHEREAS, the Pennsylvania Medical Assistance Program ("MA Program") is organized under Title XIX of the Social Security Act (42 U.S.C.A. 1396 et seq.) and under the Pennsylvania Public Welfare Code, Act of June 13, 1967, P.L. 31, as amended, (62 P.S. Section 101 et seq.) to provide payment for medical services to persons eligible for medical assistance; and

         WHEREAS, Section 443.5 of the Public Welfare Code ( 62 P.S. 443.5) authorizes the Department to provide prepaid capitation payments for services provided under Contracts with Health Maintenance Organizations; and

         WHEREAS, the Health Care Financing Administration ("HCFA") approved the Department's waiver request under Section 1915(b) of the Social Security Act to implement a mandatory managed care program, under the name HealthChoices Southeast (the "HC-SE Program"), for MA consumers in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties (the "HC-SE Counties"); and

         WHEREAS, the Department issued Request for Proposal Number 5-96 (the "RFP") containing the participation requirements and the terms and conditions of the HC-SE Physical Health Program and soliciting proposals from Physical Health Managed Care Organizations (PH-MCOs) to participate in the program (including all technical amendments, appendices and exhibits attached thereto.); and

         WHEREAS, the Contractor submitted a proposal in response to the RFP and such Proposal was selected by the Department as responsive to the requirements of the RFP. (The proposal submitted by the Contractor, including all appendices and exhibits attached thereto, will be referred to as the "Proposal").

         WHEREAS, the Department and the Contractor executed an Agreement effective January 1997; and

         WHEREAS, the Department and the Contractor desire to amend and restate the Agreement.


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         NOW, THEREFORE, the parties intending to be legally bound hereby agree as follows:

         SECTION 1: INCORPORATION OF DOCUMENTS

1.1  Operative Documents

         The RFP, a copy of which is attached hereto as Appendix 1, and the Proposal, a copy of which is attached hereto as Appendix 2, are incorporated herein and are made a part of this Agreement. With regard to the governance of such documents, it is agreed that:

         A. In the event that any of the terms of this Agreement conflict with, are inconsistent with, or are in addition to the terms of the RFP, the terms of this Agreement will govern;

         B. In the event that any of the terms of this Agreement conflict with, are inconsistent with, or are in addition to the terms of the Proposal, the terms of this Agreement will govern;

         C. In the event that any of the terms of the RFP conflict with, are inconsistent with, or are in addition to the terms of the Proposal, the terms of the RFP will govern; and

         D. It is agreed that the general terms and conditions which constitute Appendix A of the RFP will not be applicable and that they have been replaced and are superseded by the general terms and conditions that are attached hereto as Exhibit A (the "General Terms and Conditions"). In the event that any of the General Terms and Conditions conflict with terms that are in the text of the RFP the text of the General Terms and Conditions will govern.


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         SECTION 2: DEFINITIONS

         The definitions set forth or referred to in the RFP will apply to the corresponding words and phrases in this Agreement, unless otherwise specified or unless the context clearly requires a different meaning. The specific definitions in the RFP will govern, unless such definitions are amended or revised by this Section. With regard to the revision of specific definitions in the RFP, it is agreed that:

         A. Emergency Medical Condition. A medical condition evidenced by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in:

                  (1) placing the health of the individual (or with respect to a pregnant women, the health of the woman and her unborn child) in serious jeopardy;

                  (2)      serious impairment to bodily functions, or

                  (3)      serious dysfunction of any bodily organ or part.

         B. Emergency Services. Covered inpatient and outpatient services that:

                  (1) are furnished by a provider that is qualified to furnish such service under Title XIX, and

                  (2) are needed to evaluate or stabilize an emergency medical condition.

         C. Medical Necessity. Determinations of medical necessity for covered care and services, whether made on a prior authorization, concurrent review or post-utilization basis, shall be in writing and be compensable under MA. The PH-MCO shall base its determination on medical information provided by the member, the member's family/caretaker and the PCP, as well as any other providers, programs and agencies that have evaluated the member. Medical necessity determinations must be made by qualified and trained providers. Satisfaction of any one of the following standards will result in authorization of the service:

                  (1) The service or benefit will, or is reasonably expected to, prevent the onset of an illness, condition or disability.

                  (2) The service or benefit will, or is reasonably expected to, reduce or ameliorate the physical, mental or developmental effects of an illness, condition, injury or disability.


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                  (3)      The service or benefit will assist the member to
                           achieve or maintain maximum functional capacity in performing daily activities, taking into account both the functional capacity of the member and those functional capacities that are appropriate for members of the same age.

         D. Affiliate. Any individual, corporation, partnership, joint venture, trust, unincorporated organization or association, or other similar organization (hereinafter "Person"), controlling, controlled by or under common control with Contractor or its parent(s), whether such common control be direct or indirect. Without limitation, all officers, or Persons, holding five (5%) percent or more of the outstanding ownership interests of Contractor or its parent(s), directors and subsidiaries of Contractor or parent(s) will be presumed to be affiliates for purposes of this Agreement. For purposes of this definition, "control" means the possession, directly or indirectly, of the power (whether or not exercised) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, other ownership interests, or by contract or otherwise, including but not limited to the power to elect a majority of the directors of a corporation or trustees of a trust, as the case may be.

         E. Health Care Professional. Physician or other health care professional if coverage for the professional's services are provided under the contract for the services of the professional. Such term includes, but is not limited to: podiatrist, optometrist, chiropractor, psychologist, dentist, physician assistant, physical or occupational therapist and therapy assistant, speech-language pathologist, audiologist, registered or licensed practical nurse (including nurse practitioner, clinical nurse specialist, certified registered nurse anesthetist and certified nurse-midwife), licensed certified social worker, registered respiratory therapist and certified respiratory therapy technician.

         F. Third Party Liability (TPL). The financial responsibility for all or part of a member's health care expenses of an individual entity or program (e.g., Medicare) other than the PH-MCO.

         SECTION 3: RELATIONSHIP OF PARTIES

3.1      Basic Relationship

         The relationship between the Department and the Contractor is that of independent contracting parties. The Contractor, its employees, servants, agents, and representatives will not be considered and will not hold themselves out as the employees, servants, agents or representatives of the Department or the Commonwealth of Pennsylvania. The Contractor, its employees, servants, agents and representatives do not have the authority to bind the Department or the Commonwealth of

         Pennsylvania and they will not make any claim or demand for any right or privilege applicable to an officer or employee of the Department or the Commonwealth of Pennsylvania. In furtherance of the foregoing, the Contractor acknowledges that no workers' compensation or unemployment insurance coverage will be provided by the Department to the Contractor's employees, servants, agents and representatives. The Contractor will be responsible for maintaining for its employees, and for requiring of its agents and representatives, malpractice, workers' compensation and unemployment compensation insurance in such amounts as required by law.

         The Contractor acknowledges and agrees that it will have full responsibility for all taxes and withholdings of all of its employees. In the event that any employee or representative of the Contractor is deemed an employee of the Department by any taxing authority or other governmental agency, the Contractor agrees to indemnify the Department for any taxes, penalties or interest imposed upon the Department by such taxing authority or other governmental agency.

3.2      Nature of Contract

         Pursuant to this Agreement, the Contractor will arrange for the provision of medical and related services to MA recipients through qualified health care providers in accordance with the terms and conditions of the RFP and the Proposal. In administering the HealthChoices Program, the Contractor will comply fully with the terms and conditions set forth in the RFP, including but not limited to the operational and financial standards as set forth on pages 17-104 of the RFP (the "Program Standards").

         SECTION 4: APPLICABLE LAWS AND REGULATIONS

4.1      Certification and Licensing

         During the term of this Agreement, the Contractor will require that each of the health care professionals with which it contracts complies with all certification and licensing laws and regulations applicable to the profession. The Contractor also will require that such health care professionals perform services consistent with the customary standard of practice and ethics in the profession and must enroll in the MA Program. The Contractor agrees not to employ or engage the services of any provider or practitioner who is ineligible to participate in the MA Program.

4.2      Specific to MA Program

         The Contractor agrees to participate in the MA Program and to arrange for the provision of those medical and related services essential to the medical care of those individuals being served, and to comply with all federal and Pennsylvania laws generally and specifically governing participation in the MA Program. The Contractor agrees that all services provided hereunder will be provided in the manner prescribed by 42 U.S.C.A., Subsection 300e(b), and warrants that the organization and operation of the Contractor is in compliance with 42 U.S.C.A., Subsection 300e(c). The Contractor agrees to comply with all applicable rules, regulations, and Bulletins promulgated under such laws including, but not limited to, 42 U.S.C.A., Subsection 300e, 1396 et seq.; the Act of June 13, 1967, P.L. 31, No. 21, as amended (62 P.S., Subsection 101 et. seq.); Parts 431 through 481 of Title 42 and Parts 74, 80, and 84 of Title 45 of the Code of Federal Regulations, and the Department of Public Welfare regulations.

4.3      General Laws and Regulations

         The Contractor will comply with Titles VI and VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000d et seq. and 2000e et seq.);
         Section 504 of the Rehabilitation Act of 1973 (29 U.S.C.A. Section 701 et seq.); the Age Discrimination Act of 1975 (42 U.S.C.A. Section 6101 et seq.); the Americans with Disabilities Act (ADA) (42 U.S.C.A.
         Section 12101 et seq.); and the Pennsylvania Human Relations Act of 1955 (71 P.S. Section 941 et seq.), as amended.

         The Contractor also will comply with the Commonwealth's Contract Compliance Regulations which are set forth at 16 Pa. Code 49.101, and on file with the Contractor.

         The Contractor also will comply with all applicable laws, regulations, and policies of the Pennsylvania Department of Health and the Pennsylvania Insurance Department.

4.4      Limitation on the Department's Obligations

         The obligations of the Department under this Agreement are limited and subject to the availability of funds appropriated by the General Assembly of the Commonwealth of Pennsylvania, and certified by the Comptroller of the Department.

4.5      Acceptance of Commonwealth Capitation Payments

         The Contractor is prohibited from holding the member liable for the following:

         A. Debts of the Contractor in the event of the Contractor's insolvency.



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         B.       Services provided to the member in the event of the Contractor failing to receive payment from the Department for such services.

         C. Services provided to the member in the event of a health care provider with a contractual, referral or other arrangement with the Contractor failing to receive payment from the Department or the Contractor for such services.

         D. For payments to a provider that furnishes covered services under a contractual, referral or other arrangement with the Contractor in excess of the amount that would be owed by the member if the Contractor had directly provided the services.

         SECTION 5: REPRESENTATIONS AND WARRANTIES OF THE CONTRACTOR

5.1      Accuracy of Proposal

         The Contractor represents and warrants that the representations made to the Department in the Proposal are true and correct. The Contractor further represents and warrants that all of the information submitted to the Department in or with the Proposal is accurate and complete in all material respects. The Contractor agrees that such representations will be continuing ones, and that it is the Contractor's obligation to notify the Department within ten (10) business days, of any material fact, event, or condition which arises or is discovered subsequent to the date of the Contractor's submission of the Proposal, which affects the truth, accuracy, or completeness of such representations.

5.2      Disclosure of Interests

         The Contractor will disclose to the Department, in writing, the name of any person or entity having a direct or indirect ownership or control interest of 5% or more in the Contractor. The Contractor will inform the Department, in writing, of any change in or addition to the ownership or control of the Contractor. Such disclosure will be made within thirty (30) days of any change or addition. The Contractor acknowledges and agrees that any failure to comply with this provision in any material respect, or making of any misrepresentation which would cause the Contractor's application to be precluded from participation in the MA Program, will entitle the Department to recover all payments made to the Contractor subsequent to the date of the misrepresentation.

5.3      Disclosure of Change in Circumstances

         The Contractor agrees to report to the Department, as well as the Departments of Health and Insurance, within ten (10) business days of the Contractor's notice of same, any change in circumstances that may have a material adverse affect upon Contractor's or Contractor's parent(s)' financial or operational conditions. Such reporting will be triggered by and include, by way of example and without limitation, the following events, any of which will be presumed to be material and adverse:

         A. Suspension or debarment of Contractor, Contractor's parent(s), or any affiliate or related party of either, by any state or the federal government;

         B. The Contractor may not knowingly have a person act as a director, officer, partner or person with beneficial ownership of more than five percent (5%) of the Contractor's equity who has been debarred from participating in procurement activities under federal regulations.

         C. Notice of suspension or debarment or notice of an intent to suspend/debar issued by any state or the federal government to Contractor, Contractor's parent(s), or any affiliate or related party of either; and

         D. Any new or previously undisclosed lawsuits or investigations by any federal or state agency involving Contractor, Contractor's parent(s), or any affiliate or related party of either, which would have a material impact upon the Contractor's financial condition or ability to perform under this Agreement.

         SECTION 6: ACCESS STANDARDS.

6.1      Readiness Review

         On or after October 1, 1996, the Department will conduct an on-site review of the Contractor ("Readiness Review") in order to assess the Contractor's compliance with those Program Standards (as defined in the RFP) which are critical to the Contractor's participation in the HealthChoices Program (the "Access Standards"). The Department will have the sole discretion in the development and implementation of the Readiness Review procedures. In the event the Department determines that the Contractor has not met the requirements of the Readiness Review on or before November 15, 1996, enrollment into the Contractor's plan may not be permitted, and this Agreement may be terminated at the discretion of the Department.

6.2      Compliance With Access Standards

         A.       Mandatory Compliance.

                  The Contractor acknowledges and agrees that compliance with the Access Standards in accordance with Section 6.2B below, is a prerequisite to its participation in the HC-SE Program. If the Contractor fails to meet any of the Access Standards to the complete satisfaction of the Department by the dates indicated below or by the dates otherwise specified by the Department, the Department may terminate this Agreement in accordance with Section 10.1B hereof upon notice to the Contractor or may impose sanctions as outlined in Section 17.6 of this Agreement.

         B.       The Access Standards

                  The Access Standards are as follows:

                  (1)      Certificates of Authority

                           The Contractor will have received and provided to the Department a Certificate of Authority verifying that the Contractor is licensed to operate in each of the HC-SE Counties. The Contractor will maintain such Certificate of Authority throughout the Term of this Agreement.

                  (2)      Provider Networks

                           The Contractor must establish and maintain an adequate provider network, approved by the Department, to serve all of the eligible HC-SE populations in geographically accessible locations within the service area for the HC-SE populations to be served. This provider network must be in place prior to October 1, 1996. The Contractor must ensure that its provider network is adequate to provide its MA enrollees with access to quality patient care through participating health care professionals, consistent with the time and distance requirements set forth in the RFP and in this Agreement.

                           The Contractor must make all reasonable efforts to honor a member's choice of provider among in-network providers. as long as:

                           (a)      The Contractor's contract with the
                                    in-network provider covers the services
                                    required by the member; and

                           (b) The Contractor has not determined that the member's choice is clinically inappropriate.

                           The Contractor must provide the Department adequate assurances that the Contractor, with respect to the service area, has the capacity to serve the expected enrollment in the service by providing assurances that the Contractor offers the full scope of covered services as set forth in the RFP and access to preventive and primary care services and maintain a sufficient number, mix and geographic distribution of providers and services in accordance with the standards set forth in the RFP.

                           All providers operating within the Contractor's provider network who provide services to MA consumers must be enrolled in the Commonwealth's MA Program and possess an active Medical Assistance Identification
                           (MAID) number.

                           The Contractor must include in all agreements with PCPs who serve members under the age of twenty-one
                           (21) a requirement that the PCP is responsible for conducting all EPSDT screens for individuals on their panel under the age of twenty-one (21). Should the PCP be unable to conduct the necessary EPSDT screens, the PCP is responsible for arranging to have the necessary EPSDT screens conducted by another network provider and ensure that all relevant medical information, including the results of the EPSDT screens, are incorporated into the member's PCP medical record.

                           The Contractor will include in all contracts with PCPs who serve members under the age of twenty-one
                           (21) the requirement that PCPs report encounter data associated with EPSDT screens, using a format approved by the Department, to the Contractor within ninety (90) days from the date of service.

                           The Contractor must include in all capitated provider agreements a clause which stipulates that should the provider terminate its agreement with the Contractor, for any reason, that the provider provide services to the contracted members up to the end of the month in which the effective date of termination falls.

                  (3)      Compliance with Particular Criteria

                           In connection with establishing and maintaining a Provider Network acceptable to the Department pursuant to Section 6.2B(2) above, the Contractor must demonstrate compliance with the following criteria:

                           For (a) through (d) below, the Contractor must make a reasonable effort to schedule the required appointments. Such an effort will be deemed to be reasonable if it includes three (3) attempts to contact the member. Such attempts may include, but not be limited to: written attempts, telephone calls and home visits. At least one (1) such attempt must be written. The Contractor must document all attempts.

                           (a) EPSDT screens for any new enrollee under the age of twenty-one (21) must be scheduled within forty-five (45) days from the effective date of enrollment unless the child is already under the care of a PCP and the child is current with screens and immunizations.

                           (b) An appointment with a PCP/Specialist must be scheduled within seven (7) days from the effective date of enrollment for any person known to the Contractor to be HIV positive (e.g. self-identification), unless the enrollee is already in active care with a PCP/Specialist.

                           (c)      Scheduling of an appointment with a
                                    PCP/Specialist within forty-five (45) days of enrollment for any member who is an SSI or SSI-related consumer unless the enrollee is already in active care with a PCP/Specialist.

                           (d) Should the Independent Enrollment Assistance Program (IEAP) Contractor notify the PH-MCO that a new enrollee is pregnant, the Contractor must contact the member within five (5) days of the effective date of enrollment to assist the woman in obtaining an appointment with an OB/GYN.

                           (e) The Contractor must ensure the provision of services to persons who have special health needs or who face access barriers to health care. If the Contractor does not have at least two (2) specialists or subspecialists qualified to meet the particular needs of the individuals, then the Contractor must pay for the service out-of-network. The Contractor must develop a system to determine prior authorization for out-of-network services, including provisions for informing the consumer of how to request this authorization for out-of-network services. For children with special health needs, the Contractor must offer at least two (2) pediatric specialists or pediatric sub-specialists. The Contractor is required to report to the Department any instances when a consumer goes out of-network to receive these services.

                           (f) The Contractor must ensure a choice of at least two (2) PCPs located within the travel time limits (30 minutes urban, 60 minutes rural).

                           (g) The Contractor must ensure an adequate number of pediatricians to permit all patients wishing a pediatrician as a PCP to have one for the child(ren) within the travel time limits (30 minutes urban, 60 minutes rural).

                           (h) The Contractor must ensure a choice of at least two (2) pharmacies (excluding mail-order entities) within the travel time limits (30 minutes urban, 60 minutes rural).

                           (i) The Contractor must ensure a choice of at least two (2) hospitals within the network, at least one (1) of which must be within the travel limits (30 minutes urban, 60 minutes rural).

                           (j) The Contractor must ensure at least one (1) home health agency within the network, providing the Contractor can demonstrate to the Department that access is ensured.

                           (k) The Contractor must ensure at least one (1) DME supplier within the network providing the Contractor can demonstrate to the Department that access is ensured.

                           (l) The Contractor must ensure a choice of at least two (2) rehabilitation facilities within the network, at least one (1) of which must be located within the project area.

                           (m) The Contractor must ensure a choice of at least two (2) nursing facilities within the network, at least one (1) of which must be located within the project area.

                           (n) The Contractor must ensure a choice of at least two (2) general practice dentists within the network with experience in treating individuals under age twenty-one
                                    (21) and adults with special needs, at least one (1) of which must be located within the project area.

                           (o) The Contractor will demonstrate its ability to offer its members freedom of choice in selecting a PCP. At a minimum, the Contractor will have or provide one (1) full-time equivalent (FTE) PCP who serves no more than one thousand (1,000) MA consumers (cumulative across all HC-SE PH-MCO plans) and PCP sites which serve no more than five thousand (5,000) MA consumers (cumulative across all HC-SE PH-MCO plans). The Department will develop a system to notify the Contractor of a provider reaching maximum panel limits. The number of members assigned to a PCP will be decreased by the Contractor if necessary to maintain the appointment availability standards. The Contractor and the Department will work together to avoid the PCP having a caseload or medical practice composed predominantly of HC-SE members. In addition, the Contractor must organize its PCP sites so as to ensure continuity of care to members and must identify a "lead physician" within the site for each member. The Contractor may apply to the Department for a waiver of these requirements on a site specific basis. The Department may waive these requirements for good cause demonstrated by the Contractor.

                           (p) The Contractor will demonstrate its ability to provide adequate access to physician specialists for PCP referrals, and will employ or contract with adult and pediatric specialists in sufficient numbers to ensure that specialty services can be made available in a timely, and geographically, and physically accessible manner, particularly for those members in special needs populations, and to give enrollees a choice of at least two (2) appropriate specialists.

                           (q) The Contractor must demonstrate its attempts to contract in good faith with a sufficient number of Federally Qualified Health Centers (FQHCs) to ensure access to FQHC services, provided FQHC services are available, within a travel time of thirty (30) minutes (urban) and sixty (60) minutes (rural). If the Contractor's primary care network includes FQHCs, these sites may be designated as PCP sites.

                           (r) The Contractor must demonstrate its ability to make available to every member an appropriate PCP whose office is located within a travel time no greater than thirty
                                    (30) minutes (urban) and sixty (60) minutes
                                    (rural). This travel time is measured via public transportation. The same standards of availability will also pertain to primary care dental providers.

                           (s) The Contractor must provide the Department with its protocol for ensuring that the average office waiting time will be twenty
                                    (20) minutes or up to one (1) hour when the physician encounters an unanticipated urgent visit or is treating a patient with a difficult medical need. The Contractor must also provide the Department with its protocol for educational outreach efforts through which enrollees and providers will be informed of scheduling time frames.

                           (t)      The Contractor must comply with the
                                    provisions of the Act 112 of 1996 (H.B.
                                    1415, P.N. 3853, signed July 11, 1996), The
                                    Balanced Budget Reconciliation Act of 1997, and the Quality Health Care Accountability and Protection Provisions, Article XXI, Act 68 of 1998 (P.L., 464, No. 68) effective
                                    January 1, 1999 amending the Act of May 17,
                                    1921 (P.L. 682, No. 284.) pertaining to
                                    coverage and payment of medically necessary emergency services. The definition of such services is set forth herein at Section 2.A.

                           (u) Effective January 1, 1999, the Contractor must inspect the office of any primary care practitioner (PCP) or dentist who seeks to participate in the Contractor's Provider Network (excluding offices located in hospitals) to determine whether the office is architecturally accessible to persons with mobility impairments. Architectural accessibility means compliance with ADA accessibility guidelines with reference to parking (if any), path of travel to an entrance, and the entrance to both the building and the office of the provider, if different from the building entrance. If the office or facility is not accessible, the PCP or dentist may not participate in the Contractor's Provider Network until the barrier has been removed and the office or facility is accessible to persons with mobility impairments or the provider presents proof of an exemption under Title III of the ADA.

                                    With respect to PCPs and dentists
                                    participating in Contractor's Provider
                                    Network prior to January 1, 1999, the
                                    Department will notify the Contractor of the office of any PCP or dentist that the Department has determined is not architecturally accessible to persons with mobility impairments. Such provider will have ninety (90) days from the date of notification that a barrier exists to remove the barrier unless the Department expressly agrees to extend the time for compliance. If the PCP or dentist fails to remove the barrier, the Contractor will initiate appropriate action to promptly terminate the provider's participation in the Contractor's Network unless notified by the Department that termination is not necessary.

                  (4)      Contractor's Corrective Action

                           The Contractor will take all necessary steps to resolve, in a timely manner, its failure to comply with the Access Standards outlined herein as identified by the Department. Prior to a termination action or other sanction by the Department, the Contractor will be given the opportunity to institute a corrective action plan. The Contractor will submit a corrective action plan to the Department for approval within thirty (30) days of notification of such failure to comply, unless circumstances warrant and the Department demands a shorter response time. The Department's approval of the Contractor's corrective action plan will not be unreasonably withheld. The Department will make its best effort to respond to the Contractor within thirty (30) days from the submission date of the corrective action plan. Should the Department determine the need to extend the thirty (30) day response limit, the Department will notify the Contractor in writing prior to the end of the thirty (30) day time period. If the Department rejects the corrective action plan, the Contractor will be notified of the deficiencies of the corrective action plan. In such event, the Contractor will submit a revised corrective action plan within fifteen (15) days of notification. If the Department does not receive an acceptable corrective action plan, the Department may impose sanctions against the Contractor, in accordance with Section
                           17.6. Failure to implement the corrective action plan may result in the application of a sanction as provided in this Agreement against the Contractor.

         SECTION 7: OBLIGATIONS OF THE CONTRACTOR

7.1      Program Standards

         The Contractor agrees to fully comply with the terms and conditions set forth in the RFP, including but not limited to the terms and conditions contained in the Program Standards, which are fully set forth on pages 17 through 104 of the RFP. Subsections A through X below provide a listing of the categories of the Program Standards and, where indicated, additional requirements with which the Contractor must comply.

         The requirements listed below are in addition to those set forth in the RFP.

         A.       General

                  If a child in substitute care is determined eligible for MA outside the five (5) county HC-SE Project area and placed in substitute care inside the five (5) county HC-SE project area s/he will be covered under the HealthChoices Program. This requirement will become effective as follows:

                  (1) From HC-SW Zone to HC-SE Zone - January 1, 1999
                  (2) From HC-SE Zone to HC-SW Zone - July 1, 1999
                  (3) From FFS county to HC-SE Zone - September 1, 1999

         B.       Licensure

                  The Contractor agrees to comply with the Program Standards regarding licensure which are set forth in the RFP. It is specifically acknowledged and agreed that the Contractor must possess and maintain a current Health Maintenance Organization license acceptable to the Department throughout the Term of this Agreement.

         C.       PH-MCO Administration

                  The Contractor agrees to comply with the Program Standards regarding PH-MCO Administration which are set forth in the RFP. In addition, it is agreed that the Department must approve the location of the Contractor's administrative offices. Once approved, the Contractor will not relocate such administrative offices without the Department's prior written consent, which consent will not be unreasonably withheld.

                  The Contractor must submit for approval by the Department its organizational structure listing the function of each executive as well as administrative staff member. Staff positions outlined in HealthChoices RFP #5-96 must be filled in accordance with the Department's timetables. The HealthChoices Program Manager must be accessible to the Department and may not be reassigned without prior approval by the Department, which approval will not be unreasonably withheld.

         D.       Member Enrollment and Disenrollment

                  (1) The Department will conduct enrollment prior to the January 1, 1997 implementation date. Pre-enrollment activities will commence in September 1996.

                           Enrollment will be conducted for the Phase I population commencing October 15, 1996. The Department will also conduct enrollment prior to the second phase-in period. Enrollment for the Phase II population will commence in April 1997.

                  (2) The Contractor agrees to comply with the Program Standards regarding Member Enrollment and Disenrollment which are set forth in the RFP.

                  (3) The Contractor is prohibited from restricting its members from changing PH-MCOs for any reason. The MA consumer has the right to initiate a change in PH-MCOs at any time.

                  (4) It is specifically acknowledged and agreed that the Contractor will be required to develop marketing materials such as pamphlets and brochures which can be used by the Enrollment Specialists to assist MA consumers in choosing a PH-MCO and PCP. These materials must be developed in the form and context stipulated by the Department. The Department must approve of such materials in writing prior to their use. The Department's review will be conducted within thirty (30) days, and approval will not be unreasonably withheld. The Contractor is required to print and provide to the IEAP Contractor an adequate supply of previously approved materials within five
                           (5) business days from a request of the IEAP
                           Contractor.

                           The Contractor is prohibited from distributing directly or through any agent or independent contractor, marketing materials without prior written approval of the Department. In addition, the Contractor must comply with the following marketing guidelines and/or restrictions.

                           (a) The Contractor may not seek to influence an individual's enrollment with the PH-MCO in conjunction with the sale of any other insurance.

                           (b)      The Contractor must comply with the
                                    enrollment procedures established by the
                                    Department in order to ensure that, before the individual is enrolled with the PH-MCO, the individual is provided accurate oral and written information sufficient to make an informed decision on whether to enroll.

                           (c)      The Contractor will not directly or
                                    indirectly conduct door-to-door, telephone or other cold-call marketing activities.

                  (5) The Contractor must comply with the following principles for all PH-MCO marketing activities:

                           (a) The PH-MCO may use but not be limited to, commonly accepted media methods to advertise and market. These include television, radio, billboard and printed media. Such advertising cannot be within sight of or in the general vicinity of any CAO or other eligibility or enrollment office. All such advertising and marketing is subject to advance written approval by the Department.

                           (b) The PH-MCO may participate in or sponsor health fairs or community events. The Department reserves the right to set limits on donations and/or payments made to non-profit groups in connection with health fairs or community events. Such payments are subject to financial audit by the Department.

                           (c) Items of little or no intrinsic value (i.e., trinkets with promotional PH-MCO logos), may be offered at health fairs or other approved community events. Such items must be made available to the general public, not to exceed $1.00 in retail value and must not be connected in any way to PH-MCO enrollment activity. All such items are subject to advance written approval by the Department.

                           (d) PH-MCOs will be permitted to offer members health-related benefits in excess of those required by the Department, and are permitted to feature such increased benefits in approved marketing materials. All such expanded benefits are subject to advance written approval by the Department. These must be benefits that are generally considered to have a direct relationship to the maintenance or enhancement of a member's -- health status. Examples of potentially approvable benefits include various seminars and educational programs promoting healthy living or illness prevention, memberships in health clubs and/or facilities promoting physical fitness and expanded eyeglass or eye care benefits. These benefits must be generally available to all PH-MCO members and must be made available at all appropriate PH-MCO network providers. Such benefits cannot be tied to specific member performance. However, the Department may grant exceptions in areas where it believes that such tie-ins will produce significant health improvements for members.

                           (e) PH-MCOs will not be permitted to offer member coupons for products of value.

                           (f) Unless approved by the Department, PH-MCOs will not be permitted to directly provide products of value unless they are health related and are prescribed by a licensed provider.

                           (g) The Department reserves the right to review any and all marketing activities, including, materials prepared by the PH-MCO for use by the Enrollment Specialists and advertising materials and procedures used by the PH-MCO for its personnel. In addition to any other sanctions and/or penalties, the Department may choose to impose monetary or restricted enrollment penalties should the PH-MCO be found to be using marketing materials or engaging in marketing practices which have not received advance written approval from the Department as applicable. The Department reserves the right to suspend all marketing activities and the completion of applications for new enrollees. Such suspensions may be imposed for a period of sixty (60) days from notification by the Department to the PH-MCO citing the violation.

                           (h)      The Contractor is prohibited from
                                    distributing, directly or through any agent or independent contractor, marketing materials that contain false or materially misleading information.

                           (i) The PH-MCO must comply with marketing guidelines outlined in Exhibit E.

                  (6) The Contractor must provide the IEAP Contractor with a supply of hardcopy provider directories. The directories must include all providers in the Contractor's network, including, but not limited to:
                           PCPs, hospitals, specialists, providers of ancillary services, nursing facilities, etc. The Contractor must provide the IEAP Contractor with an adequate supply of hardcopy provider directories (including updates) on a continual basis. Hardcopy provider directories must be updated quarterly.

                           The Contractor must provide the IEAP Contractor with automated provider directories. The directories must include all providers in the Contractor's network, including, but not limited to: PCPs, hospitals, specialists, providers of ancillary services, nursing facilities, etc. Updates to the automated provider directory must be provided monthly to the IEAP Contractor. Updated directories will be provided either by reprinting or by written addendums at the discretion of the plan.

                           In addition to the requirements listed in the RFP for provider directories, directories must include identification of sites which are wheelchair accessible.

                  (7) The Contractor must comply with all appointment standards outlined in the RFP, including but not limited to those set forth on Page 27. The Contractor agrees to require the PCP/Specialist to conduct affirmative outreach whenever an enrollee misses an appointment in accordance with the RFP and to document the same.

                  (8) Should the Contractor permit selection of a PCP Group and the member has selected a PCP Group with an open panel in the Contractor's network which has been duly communicated to the Contractor through the Enrollment Specialists, the Contractor must ensure that upon commencement of the PH-MCO coverage, the member's selection is honored. This PCP site selection must be solely at the request of the member. Should the member, at any time after the effective date of enrollment into the Contractor's plan request that an individual PCP be assigned, the Contractor must honor that request. In addition, at no time is the Contractor permitted to assign a PCP site to a member if the member has not selected a PCP or a PCP site at the time of enrollment.

                           If the member has not selected a PCP or a PCP site through the Independent Enrollment Specialist, the Contractor is required to comply with the timeframes specified in the HC-SE RFP to ensure that a PCP, not a PCP site, is assigned to the member. This requirement does not relieve the Contractor from complying with the credentialing/recredentialing and provider profile requirements outlined in the HC-SE RFP for all providers within the Contractor's provider network.

                  (9) The Contractor must provide a file, via the Department's Pennsylvania Open Systems Network (POSNet), to the Department's EVS contractor of PCP assignments for all its members. This file must be provided at least weekly. The PCP assignment information must be consistent with all requirements specified by the Department.

                  (10) When any member is disenrolled from the PH-MCO because of admission to or length of stay in a facility, or because of placement in substitute care outside the HC-SE project area for up to six months from the initial date of disenrollment, the PH-MCO from which the member has been disenrolled, remains responsible for participating in discharge/transition planning, and will be assumed to be the MA consumer's plan upon discharge or upon returning to the HC-SE project area, unless and until the MA consumer chooses a different PH-MCO. If the MA consumer chooses a different plan, that plan must participate in discharge/transition planning upon notification that the MA consumer will be enrolled in that PH-MCO.

         E.       Member Services

                  The Contractor agrees to comply with the Program Standards regarding Member Services which are set forth in the RFP.

                  (1) All information given to members and potential members must be easily understood and must comply with all requirements outlined in the RFP. Informational material distributed to HealthChoices members, including but not limited to provider directories and member handbooks, will be available, upon request, in Braille, large print, and audio tape and will be provided in the format requested by the person with a visual impairment. The information contained in the provider directories may cover only those zip codes or other geographic locations that the person with a visual impairment requests. The Contractor will pay particular attention for the provision of the following items:

                           (a) Identity, location, qualifications and availability of health care providers within the organization.

                           (b)      Members' rights and responsibilities.

                           (c)      Grievance and appeal procedures.

                           (d) Information on services covered directly or through referral and prior authorization.

                  (2) The Contractor must include in its PCP provider contracts language which requires PCPs to contact new members identified in the quarterly encounter lists who have not had an encounter during the first six months of enrollment or who have not complied with the scheduling requirements outlined in the RFP. The PCP also must be required to contact members identified in the quarterly encounter lists as not complying with EPSDT periodicity and immunization schedules for children. The primary care sites must be required to identify to the Contractor any such members who have not come into compliance with the EPSDT periodicity and immunization schedules within one (1) month of such notification to the site by the Contractor. The primary care site must also be required to document the reasons for noncompliance, and to document its efforts to bring the member's care into compliance with the standards.

                  (3) At the time of enrollment, the MA consumer has the option subject to the PH-MCOs confidentiality obligations and applicable law to designate a single additional addressee (i.e., family member, case manager, close friend, etc.) to receive duplicate copies of written communications from the PH-MCO providing notice of a change in the member's health care benefits, notice of the termination of the member's PCP from the provider network, and denial of services notices. Original copies of such written communications should still be forwarded to the member. This additional addressee will be identified on the IEAP Contractor's weekly enrollment file forwarded to the PH-MCO or may be identified by the member directly to the PH-MCO. The Contractor will develop plans to process such requests and for getting the necessary releases signed by the member to ensure that the member's right regarding confidentiality are maintained.

                  The additional addressee requirement will be implemented in phases beginning with members identified as children in substitute care. The Department will work in conjunction with the Contractor to develop a mutually agreed upon process, appropriate release forms and the effective date of implementation. However, this requirement will not be implemented until April 1, 1999. The Department reserves the right to include population groups (i.e. elderly, people with mental retardation, etc) prior to the end of the third contract year should all issues surrounding the inclusion of this requirement be resolved.

         F.       In-Plan Services

                  The Contractor agrees to comply with the Program Standards regarding In-Plan Services which are set forth in the RFP and Exhibit M.

                  (1) In-plan services will be provided in a manner in the amount, duration and scope set forth in the MA FFS Program and may be based on the MA consumer's benefit package, unless otherwise specified by the Department. If new services or eligible consumers are added to the Pennsylvania MA Program, or if covered services or eligible consumers are expanded or eliminated, implementation by the Contractor will be on the same day as the Department's unless the Contractor is notified by the Department of an alternative implementation date. When new services are added, the Department will conduct an actuarial analysis including appropriate input by the Contractor to determine if there is a need for a rate change and if necessary, adjust the rates to appropriately reflect the addition of the new services. The Contractor is not responsible to provide any services as set forth in the Behavioral Health RFP # 3-96 and/or in the contracts between the Department and the Behavioral Health Managed Care Organizations (BH-MCOs).

                  (2) The Contractor is required to provide emergency services without regard to prior authorization or the emergency care provider's contractual relationship with the Contractor.

                  (3) If the Contractor wishes to require prior authorization of any services which are not required to be prior authorized under the MA FFS Program, they must establish and maintain written policies and procedures which must have advance written approval by the Department. In addition, the list and scope of services to be prior authorized must have advance written approval by the Department as outlined in the prior authorization guidelines in Exhibit G.

                           The Department will make its best efforts to review and provide feedback to the Contractor (e.g., written approval, request for corrective action plan, denial, etc.) within sixty (60) days from the date the Department receives the request for review by the Contractor. For minor updates to existing approved prior authorization plans, the Department will make its best efforts to review within forty-five (45) days from the date the Department receives the request for review by the Contractor.

                           The Contractor may require prior authorization as a condition of coverage or payment for an outpatient prescription drug provided that if a member's prescription is denied, the member must be provided with at least a seventy-two (72) hour supply of the medication and must receive a written denial within twenty-four (24) hours from the time that the prescription was presented to the pharmacist. In the event that the Contractor cannot provide a written denial within twenty-four (24) hours, the Contractor must have procedures in place so as to permit the member to receive a supply of the medication such that the supply will not be exhausted prior to receipt of the denial notice. The requirement that the member be given at least a seventy-two (72) hour supply of the medication does not apply when a pharmacist determines that the taking of the medication prescribed, along with other medication that the member may be taking is medically contraindicated. In such event, the Contractor and/or its sub-contractor must make good faith efforts to contact the member's PCP. In such instances, however, the requirement that a written denial be received by the member within twenty-four (24) hours still applies.

                  (4) The Contractor is required to process each request for benefits and ensure that the member is notified of the decision within two (2) business days of receiving the request. If the member does not receive written notification of a decision on a request for a covered service or item within twenty-one (21) days of the date the Contractor received the request, the service or item is automatically approved. To satisfy the twenty-one (21) day time period, the Contractor must mail to the member, the member's PCP, and the prescribing provider a notice of partial approval or denial of the request on or before the eighteenth
                           (18th) day from the date the request is received. If the notice is not mailed by the eighteenth (18th) day after the request is received, the request is automatically authorized (i.e., deemed approved). If additional information is needed to review the request, the Contractor must request such information from the appropriate provider within forty-eight (48) hours of receiving the request for benefits. If the Contractor requests additional information, the request may be pended for a reasonable time period, not to exceed two (2) business days after the additional information is received, in accordance with guidelines established by the Department.

                  (5)      Emergency Room (ER) Services

                           The Contractor agrees to comply with the program standards regarding Emergency Room (ER) Services which are set forth in the RFP. In addition:

                           Emergency providers may initiate the necessary intervention to stabilize an emergency medical condition of the patient without seeking or receiving prospective authorization by the PH-MCO.

                           The Contractor will be responsible for all ER services including those categorized as mental health or drug and alcohol. Exception: ER evaluations for voluntary and involuntary commitments pursuant to the 1976 Mental Health Procedures Act will be the responsibility of the BH-MCO.

                           The Contractor will request PCPs to report all contact with members in which the member or a member representative called the PCP from an ER requesting authorization for an urgent or non emergency service. For each such request, the PCP must report whether the visit was approved or denied.

                           The Contractor will analyze this information and use it for quality improvement purposes. The Department will have access to individual and aggregate data collected. This should be a quarterly report with an annual aggregate report.

                           The Contractor is required to process requests for out-of-network emergency treatment services even if the out-of-network provider has not notified the Contractor within twenty-four (24) hours of providing the service if the out-of-network provider can document that circumstances prevented timely notification.

                           The parties agree that the provision at Part II.F.2.C (Emergency Room Services) of the RFP will not govern payment by the Contractor for emergency room services provided by non-participating providers. The Contractor will pay for such services at rates consistent with applicable law.

                  (6)      Post-stabilization Services

                           The Contractor must cover post-stabilization services.

                           Post stabilization services are defined as services subsequent to an emergency that a treating physician views as medically necessary after an emergency medical condition has been stabilized. They are not emergency services which the Contractor is obligated to cover in-or-out of network according to the prudent layperson standard. Rather, they are non-emergency services that the Contractor could choose not to cover out-of-network except in the circumstances described below. The intent of this regulation is to promote efficient and timely coordination of appropriate care of the member after the member's condition has been determined to be stable.

                           (a) The Contractor must cover post-stabilization services without requiring authorization, and regardless of whether the member obtains the services within or outside the Contractor's provider network if any of the following situations exist.

                                    (i)      The post-stabilization services
                                             were pre-approved by the
                                             Contractor.

                                    (ii)     The post-stabilization services
                                             were not pre-approved by the
                                             Contractor because the Contractor
                                             did not respond to the provider's
                                             request for these
                                             post-stabilization services within
                                             one (1) hour of the request.

                                    (iii)    The post-stabilization services
                                             were not pre-approved by the
                                             Contractor because the Contractor
                                             could not be reached by the
                                             provider to request pre-approval
                                             for these post-stabilization
                                             services.

                  (7) The Contractor must comply with all requirements regarding EPSDT services as set forth in the RFP.

                           (a) The Contractor must require that PCPs who provide care to members under the age of twenty-one (21) perform and report all EPSDT screens on the form approved by the Department, including appropriate immunizations and blood lead levels for children. Childhood lead poisoning prevention services must be provided in accordance with the Department's EPSDT program requirements and the Centers for Disease Control and Prevention (CDC) guidelines entitled "Preventing Lead Poisoning in Young Children".

                           (b)      Diagnosis and Treatment

                                    The Contractor will require the following:

                                    (i)      Following an EPSDT developmental
                                             screen, if the screening provider
                                             suspects developmental delay, s/he
                                             is required to refer the child
                                             through CONNECT, 1-800-692-7288,
                                             for an appropriate eligibility
                                             determination for early
                                             intervention services providing the
                                             child is age appropriate consistent
                                             with the Early Intervention
                                             Program.

                                    (ii)     With respect to SSI and SSI-related
                                             members under the age of twenty-one
                                             (21), at the first appointment
                                             following enrollment, the PCP must
                                             make an initial assessment of the
                                             health needs of the child over an
                                             appropriate period (not to exceed
                                             one [1] year), including the
                                             child's need for primary and
                                             specialty care. The results of that
                                             assessment will be discussed with
                                             the family or custodial agency
                                             (and, if appropriate, the child)
                                             and shall be listed in the child's
                                             medical records. As part of the
                                             initial assessment, the PCP will
                                             make a recommendation regarding
                                             whether case management services
                                             should be provided to the child.
                                             The Contractor shall determine the
                                             medically appropriate level of case
                                             management services to be provided
                                             which includes required
                                             notification should the Contractor
                                             determine that the PCP's
                                             recommendation not be approved.

                           (c)      Tracking

                                    (i)      In addition to the requirements for
                                             tracking set forth in the RFP, the
                                             Contractor's system for tracking
                                             must include:

                                             a) EPSDT screen and reporting of
                                                all screening results

                                             b) Referral of members under the
                                                age of twenty-one (21) with
                                                elevated blood levels through
                                                CONNECT

                           (d)      Follow-up and Outreach

                                    (i)      The Contractor's process for
                                             reminders, follow-ups and outreach
                                             to members must include: a process
                                             for outreach and follow-up with
                                             County Children and Youth Agencies
                                             and Juvenile Probation Offices to
                                             assure that they are notified of
                                             all members under the age of
                                             twenty-one (21) who are under their
                                             supervision and who are due to
                                             receive EPSDT screens and follow-up
                                             treatment.

                                    (ii)     The Contractor will be required to
                                             develop master lists of all
                                             enrolled children who are coded as
                                             such on the monthly membership
                                             files. The Contractor must assign
                                             specific staff to monitor the
                                             services provided to these children
                                             and to ensure that they receive
                                             comprehensive EPSDT screens and
                                             follow-up services. The assigned
                                             staff must contact the relevant
                                             agencies with custody of these
                                             members or with jurisdiction over
                                             them (e.g., County Children and
                                             Youth Agency, Juvenile Probation
                                             Office) when a particular child has
                                             yet to receive an EPSDT screen or
                                             is not current with their EPSDT
                                             screen and/or immunizations and to
                                             ensure that an appointment for such
                                             service is scheduled.

                                    (iii)    The Contractor must submit, reports
                                             providing all data regarding
                                             children in substitute care (e.g.,
                                             the number of children enrolled in
                                             substitute care who have received
                                             comprehensive EPSDT screens, the
                                             number who have received blood
                                             level assessments, etc.).

                           (e)      Interagency Teams for EPSDT Services for
                                    Children

                                    The Contractor must appoint a representative who will ensure coordination with other health, education and human services systems in the development of a comprehensive individual family services plan, for members under the age of twenty-one (21) identified with special needs. The Contractor will only be required to participate in interagency teams if the Contractor receives notification of the interagency meeting and the interagency plan contains physical health elements (i.e. educational, behavioral health, etc.)

                                    If the Contractor's participation is
                                    required, the Contractor must ensure:

                                    (i)      The objective that children have
                                             access to adequate pediatric care.

                                    (ii)     Continuity of care with the service
                                             plan developed in coordination with
                                             the interagency team, including the
                                             child (when appropriate), the
                                             adolescent and family members.

                                    (iii)    Development of adequate specialty
                                             provider networks.

                                    (iv)     Integration of covered services
                                             with ineligible services.

                                    (v)      Prevention against duplication of
                                             services.

                                    (vi)     Contractor representative
                                             participation with the interagency
                                             teams.

                                    (vii)    Adherence to state and federal
                                             laws, regulations and court
                                             requirements relating to
                                             individuals with special needs.

                                    (viii)   Cooperation of the Contractor's
                                             provider networks.

                                    (ix)     Applicable training for PCPs and
                                             providers including the
                                             identification of the Contractor's
                                             contact persons.

         G.       Differently Accessed Services

                  The Contractor agrees to comply with the Program Standards regarding Differently Accessed Services which are set forth in the RFP.

                  The Contractor must authorize additional OB/GYN services beyond the first prenatal care visit, at the member's request, and without requiring a separate visit to a PCP. These additional OB/GYN services apply only to the delivery of pre-natal care related services.

                  The Contractor must permit a woman to self-refer for an annual well-woman gynecological visit to an appropriate in-plan specialist, such as an OB/GYN or nurse midwife. This visit includes all appropriate primary and preventive gynecological care, including a pap smear, which are currently covered under the MA FFS Program.

                  The referral authorization process shall not apply to the delivery of family planning services which may be self-referred. The right of the member to choose a provider for family planning services shall not be restricted. Members may access these family planning services and the Contractor must pay for the services out-of-plan. These services include, at a minimum, the following:

                  (1) Health education and counseling necessary to make an informed choice and understand contraceptive methods.

                  (2)      Family Planning Clinic Comprehensive Visit.

                  (3)      Family Planning Clinic Problem Visit.

                  (4)      Family Planning Routine Revisit.

                  (5)      Related laboratory tests.

                  (6)      Sexually Transmitted Disease (STD) screening.

                  (7) Screening, testing and counseling of at risk individuals for HIV and referral for treatment.

                  (8) Basic contraceptive supplies such as oral birth control pills, diaphragms, foams, creams, jellies, condoms (male and female), Norplant, injectibles, and intrauterine devices.

                  (9)      Pregnancy testing and counseling.

                  (10)     Family Planning Genetic Risk Assessment.

                  Procedures related to the above are outlined in Exhibit H.

         H.       Organ Transplants

                  The Contractor is responsible to pay for transplants to the extent that the MA FFS Program pays for such transplants. When medically necessary, the following transplants will be the responsibility of the PH-MCO: Kidney (cadaver and living related donor), cornea, heart, heart/lung, single lung, double lung, liver (cadaver and living related donor), bone marrow, stem cell, pancreas and liver-bowel transplants.

         I.       Coordination with Out-of-Plan Services

                  (1) The Contractor agrees to comply with the Program Standards regarding Coordination with Out-of-Plan Services which are set forth in the RFP, including those pertaining to Behavioral Health.

                  (2) All pharmacy services are the payment responsibility of the member's PH-MCO. The only exception is that the BH-MCO is responsible for the payment of methadone and LAAM. All prescribed medications are to be dispensed through the Contractor's network pharmacies. This includes drugs prescribed by both the PH-MCO and the BH-MCO providers. The Department will issue a list of BH-MCO providers to the Contractor prior to the start of the third Agreement Year. Should the Contractor receive a request to dispense medication from a behavioral health provider not listed on the BH-MCO provider file, the Contractor should work through the appropriate BH-MCO to get the provider identified. The Contractor is prohibited from denying prescribed medications solely in cases where the BH-MCO provider is not clearly identified on the BH-MCO provider file.

                  (3) The Department will continue to offer out-of-plan benefits which will be reimbursed on a FFS basis or through the BH-MCO. Community service providers will continue to offer out-of-plan services established through other delivery systems that are not the responsibility of the MA Program or the Contractor. In these instances, the Contractor is responsible to coordinate the comprehensive in-plan package of services with services provided out-of-plan by providers.

                  (4) The Contractor must enter into written agreements with all school districts, Childhood Lead Poisoning Prevention Projects (CLPPPs), County Children and Youth Agencies and Juvenile Probation Offices, and the BH-MCOs. The Department strongly encourages the PH-MCO to make a good faith effort to enter into written agreements with other public, governmental, county and community-based service providers.

                           Should the Contractor be unable to enter into written agreements with any or all of the entities required under this Agreement, the Contractor must submit written justification to the Department. Justification must include all steps taken by the Contractor to attempt to secure these written agreements. The Department will then determine whether or not the Contractor will be granted a waiver to section 7.1.I. (4).

         J.       Provider Networks

                  The Contractor agrees to comply with the Program Standards regarding Provider Networks which are set forth in the RFP.

                  The Contractor must maintain an adequate provider network, approved by the Department, to serve all of the eligible HealthChoices populations in geographically accessible locations within the service area for the HealthChoices populations to be served. This provider network must be in place prior to October 1, 1996. The Contractor must ensure that its provider network is adequate to provide its MA enrollees with access to quality patient care through participating professionals, in a timely manner, and without undue travel time or distances, as more specifically outlined in the RFP.

                  The Contractor is prohibited from using or reimbursing providers for any item or service if the provider has been excluded from participation under Titles; V, XVIII, or XIX.

         K.       Service Accessibility Standards

                  The Contractor agrees to comply with the Program Standards regarding Service Accessibility Standards which are set forth in the RFP.

         L.       Provider Enrollment

                  The Contractor agrees to comply with the Program Standards regarding Provider Enrollment Standards which are set forth in the RFP.

                  The Contractor must enroll a sufficient number of providers qualified to conduct the specialty evaluations necessary in conducting alleged physical and/or sexual abuse investigations.

                  The Department strongly encourages the use of providers currently contracting with the County Children and Youth Agencies who have experience with the foster care population and who have been providing services to children and youth MA consumers for many years.

         M.       Provider Agreements

                  The Contractor will be required to have written provider agreements with a sufficient number of providers to ensure member access to all medically necessary services covered by the HC-SE Program.

                  The Contractor's provider agreements must include the following provisions:

                  (1) The Contractor shall not exclude or terminate a provider from participation in the Contractor's provider network due to the fact that the provider has a practice that includes a substantial number of patients with expensive medical conditions.

                  (2) The Contractor shall not exclude a provider from the Contractor's provider network because the provider advocated on behalf of a member in a utilization management appeal or another dispute with the Contractor over appropriate medical care.

                  (3) Provider agreements will carry notification of the prohibition and sanctions for submission of false claims and statements.

                  (4)      The definition of Medical Necessity as outlined in
                           Section 2 of this Agreement.

                  (5) The Contractor cannot prohibit or restrict a health care professional from advising a member of their health care status, care or treatment, regardless of their benefit coverage, if it is within the scope of their practice.

                  (6) A clause which specifies that the agreement will not be construed as requiring the Contractor to provide, reimburse for, or provide coverage of, a counseling or referral service if the provider objects to the provision of such services on moral or religious grounds.

                  (7) A requirement securing cooperation with the QM/UMP standards outlined in Exhibit I.

                  (8) A requirement for cooperation for the submission of all encounter data for all services provided within the timeframes required in Section 17.5 of this Agreement no matter whether reimbursement for these services is made by the Contractor either directly or indirectly through capitation.

                  (9) A continuation of benefits provision which states that the provider agrees that in the event of the Contractor's insolvency or other cessation of operations, the provider will continue to provide benefits to the Contractor's members through the period for which the premium has been paid, including members in an inpatient setting.

                  The Contractor must make all necessary revisions to its provider agreements to be in compliance with the requirements set forth in Section 7.1.M. of this Agreement. Revisions may be completed as provider agreements become due for renewal provided that all provider agreements are amended within one
                  (1) year of execution of this Agreement with the exception of the encounter data requirements which must be amended immediately, if necessary, to ensure that all providers are submitting encounter data to the Contractor within the timeframes specified in Section 17.5 of this Agreement.

         N.       Provider Services

                  The Contractor agrees to comply with the Program Standards regarding Provider Services which are set forth in the RFP.

                  The Contractor must have written plans which outline plans to educate and train providers. This training plan may be done in conjunction with the Special Needs Unit training requirements and shall include special needs consumers, advocates and family members in developing the design and implementation of the training plan.

                  The Contractor must submit plans for measuring training outcomes including the tracking of training schedules and provider attendance.

                  (1) At a minimum, the provider training must be conducted for PCPs and shall include the following areas:

                           (a) EPSDT training (for any PCPs who serve members under age twenty-one (21)

                           (b) Identification and appropriate referral for mental health, drug and alcohol and substance abuse

                           (c) Sensitivity training on diverse and special needs populations

                           (d)      Cultural competence

                           (e)      Treating special needs populations

                           (f) Administrative processes which include, but are not limited to,: coordination of benefits, dual eligibles, and encounter reporting

                  (2) The Contractor shall also at a minimum, be required to train its primary care dentists in the following areas:

                           (a) Sensitivity training on diversity and special needs populations

                           (b)      Cultural competence

                           (c)      Treating special needs populations

                  The Contractor will be permitted to submit an alternate provider training and education plan should the Contractor wish to combine its activities with other PH-MCOs operating in the HC-SE zone or wish to develop and implement new and innovative methods for provider training and education. However, this alternative plan must have prior written approval by the Department. Should an alternative plan be approved by the Department, the Contractor must have the ability to track and report on the components included in the Contractor's alternative provider training and education plan.

         O.       Quality Management and Utilization Management Program

                  The Contractor agrees to comply with the Program Standards regarding Quality Management and Utilization Management which are outlined in Exhibit I.

                  The Contractor must provide to the Department its written procedures governing quality management and utilization management.

                  The Department will recoup from the PH-MCO any and all payments made to any provider for who the Contractor fails to ensure satisfaction of enrollment and credentialing criteria and provision of services in a manner consistent with the provider's licensure, where such failure is the result of negligence on the part of the Contractor. In addition, the PH-MCO must notify its PCPs and all subcontractors of the prohibitions and sanctions for the submission of false claims and statements.

                  Any economic profiles used by the PH-MCOs to credential providers should be adjusted to adequately account for factors that influence cost and utilization independent of the provider's clinical management, including member age, member sex, provider case-mix and member severity. The PH-MCO must report any economic profile that it utilizes in its credentialing process and the methodology that it uses to adjust the profile to account for non-clinical management factors at the time and in the manner requested by the Department.

                  In the event that a PH-MCO renders an adverse credentialing decision, the PH-MCO must provide the affected provider with a written notice of the decision. The notice should include a clear and complete explanation of the rationale and factual basis for the determination. The notice shall include any economic profiles used as a basis for the decision and explain the methodology for adjusting profiles for non-clinical management factors. All credentialing decisions made by the PH-MCO are final and may not be appealed to the Department.

                  The PH-MCO must ensure access of the member to his/her medical record at no charge and upon request. The member's medical records are the property of the provider who generates the record.

         P.       Operational Data Reporting

                  The Contractor agrees to comply with the Program Standards regarding Operational Data Reporting which are set forth in the RFP. The Department will exercise its best efforts to provide to the Contractor thirty (30) days advance notice to comment on any new data reporting requirements with respect to the availability and collection of data.

                  The Contractor must ensure that all data systems used in support of the PH-MCO's program are millennium compliant by November 30, 1999.

                  The Contractor must submit reports based on HEDIS 3.0 (or most current version) measures. The Contractor is not responsible for reporting on those HEDIS 3.0 measures related to behavioral health issues.

         Q.       Payments to and from the Contractor

                  The Contractor agrees to comply with the Program Standards regarding Payments to and from the Contractor which are set forth in the RFP.

         R.       PH-MCO Fiscal Standards.

                  The Contractor agrees to comply with the Program Standards regarding PH-MCO Fiscal Standards which are set forth in the RFP.

         S.       Contracts and Subcontracts

                  The Contractor agrees to comply with the Program Standards regarding Contracts and Subcontracts which are set forth in the RFP.

         T.       Records Retention

                  The Contractor agrees to comply with the Program Standards regarding Record Retention which are set forth in the RFP. Upon thirty (30) days advance notice from the Department, the Contractor must provide copies of all records to the Department at the Contractor's site. This thirty (30) day notice will not apply to records requested by the state or federal government for purposes of fiscal audits or fraud and/or abuse.

         U.       Fraud and Abuse

                  The Contractor agrees to comply with the Program Standards regarding Fraud and Abuse which are set forth in the RFP. The Contractor must submit to the Department reports and immediate notification in cases where the Contractor terminates a provider agreement or employee from employment due to fraud and abuse issues. In addition, the Contractor must submit to the Department quarterly and annual statistical and narrative reports which relate to its fraud and abuse detection and sanctioning activities, as well as an annual update in the aggregate.

                  The Department reserves the right to impose sanctions in cases where there is suspected fraud or abuse by the Contractor, including its corporate officers and employees or its subcontractors including providers and members which violate one or more of the terms of the RFP, contract, or the requirements of state or federal regulations.

                  The Contractor agrees to ensure that all of the health care providers and others with whom it subcontracts agree to comply with the Program Standards regarding Fraud and Abuse.

         V.       Department Access and Availability

                  The Contractor agrees to comply with the Program Standards regarding Department Access and Availability which are set forth in the RFP.

         W.       Physician Incentive Arrangements

                  The Contractor must comply with 42 CFR 417.479(a), which states that no specific payment can be made directly or indirectly under a physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual member.

                  The Contractor must disclose to the Department the information on physician incentive plans listed in 42 CFR 417.479(h)(l) and 417.479(i) at the times indicated at 42 CFR 434.70(a)(3), in order to determine whether the incentive plan(s) meet the requirements of 42 CFR 417.479(d)-(g). To the extent required by HCFA, the Contractor must provide the capitation data required under paragraph (h) (l) (vi) for the previous calendar year to the Department by April 1 of each year. The Contractor will provide the information on its physician incentive plans listed in 42 CFR 417.479(h)(3) to any MA consumer, upon receipt of a written request.

         X.       Pharmacy Requirements

                  (1)      Pharmacy Benefit Manager (PBM)

                           The Contractor may use a PBM to process prescription claims only if the proposed PBM subcontract has received advance written approval by the Department. The Contractor will indicate the intent to use a PBM, identify the proposed PBM subcontract and the ownership of the proposed PBM subcontractor. If the PBM is owned wholly or in part by a retail pharmacy provider, chain drug store or pharmaceutical manufacturer, the Contractor will submit a written description of the assurances and procedures that will be put in place by the proposed PBM subcontract, such as an independent audit, to assure confidentiality of proprietary information. These assurances and procedures must be submitted and receive advance written approval by the Department prior to initiating the PBM subcontract.

7.2      Special Needs Unit (SNU)

         A.       Establishment of Special Needs Unit

                  (1) The Contractor must demonstrate that it has established a distinct Special Needs Unit. As set forth in the RFP, the Contractor will develop, train, and maintain a "special" dedicated unit within its organizational structure to deal with issues relating to MA members with special needs ("Special Needs Unit"). The purpose of the Special Needs Unit is to ensure that each member with special needs receives access to PCPs and specialists trained and skilled in the special needs of the member; information about the access to a specialist as appropriate; information about and access to all covered services appropriate to the member's condition or circumstance, including pharmaceuticals and durable medical equipment (DME); and access to needed community services. In addition, if the Contractor fulfills its obligation under this Agreement to provide case management services to members under the age of twenty-one (21) through the Special Needs Unit, the Contractor must assure that the Special Needs Unit assists individuals in gaining access to necessary medical, social, education, and other services in accordance with Medical Assistance Bulletin #1239-94-01.

                  (2) The Contractor agrees to comply with the Department's requirements and determination of whether a member will be classified as having a special health need, which determination will be based on criteria set forth in Exhibit J .

                  (3) The Contractor must assure that outpatient case management for services for members under age twenty-one (21) will not be provided through any individual employed by the Contractor or through a subcontractor of the Contractor if the individual's responsibilities include outpatient utilization review or otherwise include reviews of requests for authorization of outpatient benefits.

         B.       Special Needs Coordinator

                  The Contractor will employ a full-time Special Needs Unit Coordinator whose qualifications must include, among other things, experience with special needs populations similar to those served by Medicaid. The Special Needs Unit Coordinator must be accountable to the Contractor's Medical Director and be responsible for the management and supervision of the Special Needs Unit and Special Needs Unit staff. The Contractor agrees to notify the Department within thirty (30) days of a change in the Special Needs Coordinator.

         C.       Responsibilities of Special Needs Staff

                  (1) The Contractor agrees that the staff members which it employs within the Special Needs Unit will assist consumers in accessing services and benefits and will act as liaisons with various government offices, providers, public entities, and county entities which will include, but will not be limited to: County Office of Drug and Alcohol Programs; Office of Drug and Alcohol Programs; the Office of Children, Youth and Families; County Children and Youth Agencies; Office of Mental Retardation; County Mental Retardation Agencies; Intermediate Care Facility Providers; Office of Mental Health and Substance Abuse Services; County Mental Health Agencies; PA. Department of Health's Community Health Departments; County and Municipal Health Departments; Special Kids Network and Regional Offices; Childhood Lead Poisoning Prevention Projects; School Districts and Intermediate Units; School Based Health Centers; Juvenile Detention Centers; Juvenile Probation Offices; Criminal Justice; Area Agency on Aging
                           (AAA); Community Service Organizations; Organizations providing services to individuals with HIV/AIDS; Public Health Entities; Consumer Advocacy Groups; WIC Agencies; Public Housing Authorities; Head Start Agencies; and Family Centers.

                  (2) The staff members of this unit will work in close collaboration with the Special Needs Units operated by the Department and the IEAP Contractor.

                  (3) In addition, the Contractor will demonstrate to the Department that its Special Needs Unit staff is qualified to perform the functions outlined in Exhibit J.

         D.       Contractor's Additional Obligations

                  (1) The Contractor will work with State Health Department's State and District Office Epidemiologists in partnership with the designated county/municipal health department staffs to ensure that reportable conditions are appropriately reported in accordance with Department regulations, pursuant to Chapter 27, of the Disease Prevention and Control Law. The Contractor will designate a single contact person to facilitate the implementation of this requirement.

                  (2) The Contractor will cooperate with the Department's independent external quality review organization.

         SECTION 8: FISCAL RELATIONSHIP

8.1      Payments For In-Plan Services

         The obligation of the Department to make payments will be limited to capitation payments, maternity care payments, and any other payments provided by this Agreement. Effective January 1, 1999, the Contractor will no longer be responsible for the payment of Environmental Lead Investigations.

         A.       Capitation Payments

                  (1) The Contractor will receive capitated payments for in-plan services (as defined in the RFP) at the rates set forth in Exhibit B, which is attached hereto and made a part hereof.

                  (2)      The Department will make a pre-paid
                           Per-Member-Per-Month (PMPM) capitation payment, referenced in 8.1A(1) above, for each member whose enrollment on the first day of the month is indicated on the Department's Client Information System (CIS) on the first day of the month. This date may be subject to change. The Department will give prior notice to the Contractor of a date change, if practical. If the Contractor is responsible to provide benefits to an enrolled consumer who does not appear on CIS on the first day of the month, the Department will initiate a capitation payment on the first day of the first subsequent month on which said enrollment appears on CIS.

                  (3) The Department will make each monthly capitation payment by the fifteenth of the month. The Department will seek to make arrangements for payment by wire transfer or electronic funds transfer. If such arrangements are not in place, payment will be made by U.S. Mail.

                  (4) The Department will not make a capitation payment for a recipient month if it notifies the Contractor before the first of the month that the consumer's MA eligibility or PH-MCO enrollment ends prior to the first of the month. The capitation payments for members whose enrollment is effective any time after the first day of the month will be prorated. These payments will be initiated on the first day of the first subsequent month on which the enrollments appear on CIS, and payments will be made in accordance with Section 8.1A(3) above.

                  (5) Exhibit B provides for rates for SSI consumers who have Medicare Part A benefits that are distinct from rates for SSI consumers who do not have Medicare Part A benefits. If the Department's TPL file is updated to indicate Medicare Part A coverage within four (4) months prior to the current month for a consumer at an SSI Without Medicare rate, the Department will adjust the payment to reflect the rating group appropriate to the consumer, provided the TPL file indicates Part A coverage as of the first day of coverage by the Contractor for this consumer during the program month for which payment was made. If the Department's TPL file is updated to adjust or delete indication of Medicare Part A coverage within four
                           (4) months of a payment to the Contractor for a consumer at an SSI with Medicare or Healthy Horizons rate, the Department will adjust the payment to reflect the rating group appropriate to the consumer, provided the TPL file does not indicate Part A coverage as of the first day of coverage by the Contractor for this consumer during the program month for which payment was made. The Department will provide information to the Contractor on this type of payment adjustment on an electronic file. The Contractor will utilize this information to adjust its payments to providers and instruct its providers to bill Medicare.

         B.       HIV-AIDS Risk Pool

                  The Department will withhold the portion of each capitation payment that is designated as a Risk Pool Allocation Amount on Exhibit B. Funds so withheld will be allocated to an HIV-AIDS Risk Pool and distributed to PH-MCOs in accordance with Exhibit K. (Exhibit K replaces Exhibit D effective January 1, 1999.) The Department will issue, in writing, to the Contractor any drugs or therapies identified as treatment for HIV/AIDS after the execution of this Agreement.

         C.       Maternity Care Payments

                  (1) For each birth or other second or third trimester pregnancy outcome other than elective abortion, the Department will make a one-time Maternity Care Payment to the PH-MCO who the mother is enrolled with on the date of birth or other pregnancy outcome; however, if the mother is admitted to a hospital and a change in the PH-MCO coverage occurs during the hospital admission, the PH-MCO responsible for the hospital stay at the time of birth or other pregnancy outcome will receive the Maternity Care Payment. The amount of the Maternity Care Payment is shown on Exhibit B. The payment is a global fee to cover all maternity expenses, including prenatal care, delivery fees and post-partum care for the mother and all services mandated by Act 85 of 1996 ("The Health Security Act").

                  (2) The Contractor must invoice the Department to receive Maternity Care Payments, consistent with specifications determined by the Department. The Department will authorize payment to the Contractor within thirty (30) days of receipt of an acceptable invoice.

         D.       Rate Adjustments for Second and Subsequent Agreement Years

                  (1) For the second Agreement year, the Department will, if necessary, adjust capitation rates, in an actuarially sound manner, to reflect either or both of the following:

                           (a) Inflation Adjustments: to reflect changes in medical costs.

                           (b) Programmatic Adjustments: to reflect any changes that affect the Contractor's delivery or coverage of benefits.

                           (c) In the event that no adjustments are made pursuant to 8.1D(1)(a) or (b), the rates applicable to the previous year will apply.

                  (2) For the third year of this Agreement, capitation rates will be renegotiated within actuarially sound rate ranges, prior to the start of the third Agreement year. If no agreement is reached by the start of the third Agreement year, rates applicable to the previous year continue to apply, unless and until rates have been negotiated.

                  (3) If the Department exercises its option to renew this Agreement pursuant to Section 9.2, rate negotiations will commence promptly after notice of same.

         E.       Program Changes

                  (1) Amendments, revisions, or additions to the State Plan or to state or federal regulations, laws, guidelines, or policies will, insofar as they affect the scope or nature of benefits available to eligible persons, amend the Contractor's obligations as specified herein and in the RFP, unless the Department notifies the Contractor otherwise. The Department will inform the Contractor of any changes, amendments, revisions, or additions to the State Plan or changes in the Department's regulations, guidelines, or policies in a timely manner.

                  (2) The Department will provide a category of drug known as Protease Inhibitors through the FFS Program to HealthChoices members. The Department may elect to include these drugs in the HealthChoices Program effective with a subsequent agreement year and to adjust capitation rates as provided in this Agreement.

                  (3) The Department will make a mid-year adjustment to the rates in an actuarially sound manner, if necessary, to reflect a material and demonstrated impact on the delivery of care caused by a program change set forth in Section 8.1D(1) above.

         F.       Financial Responsibility for Dual Eligibles

                  (1) For Medicare services that are covered by the Contractor or the MA FFS Program, the Contractor must pay cost-sharing amounts up to the Contractor's FFS or contracted rate, or if there is not a Contractor FFS or contracted rate, then the MA FFS rate would apply.

                  (2) For Medicare services that are not covered by either the Contractor or the MA FFS Program, the Contractor must pay cost-sharing to the extent that the payment made under Medicare for the service and the payment made by the Contractor equal, at a minimum, eighty percent (80%) of the Medicare approved amount. The Contractor is not responsible to make any coinsurance or deductible payment to a provider with whom it has an agreement to make capitated payments.

                  (3) The Contractor and its subcontractors and providers are prohibited from balance billing members for Medicare deductibles or coinsurance. The Contractor must ensure that a member who is eligible for both Medicaid and Medicare benefits have the right to access a Medicare product or service from the Medicare provider of their choice. The Contractor is responsible to pay any Medicare coinsurance and deductible amount as described in Section 8.1F(1) and
                           (2) whether or not the Medicare provider is included in the Contractor's provider network and whether or not the Medicare provider has complied with the authorization requirements of the Contractor.

8.2      Payments by the Contractor to Providers

         A.       Definitions

                  (1) Claim - A bill for services that is assigned a unique identifier (i.e. claim reference number). A claim does not include an encounter form for which no payment is made or only a nominal payment is made.

                  (2) Clean Claim - A claim that can be processed without obtaining additional information from the provider of the service or from a third party. A clean claim includes a claim with errors originating in the Contractor's claims system. Claims under investigation for fraud or abuse, or under review for medical necessity are not clean claims.

                  (3) Claim Adjustment - Any re-opened, previously adjudicated claim that is assigned a new unique identifier.

                  (4) Rejected Claim - A non-HealthChoices claim or a non-claim that has erroneously been assigned a unique identifier and is removed from the claims processing system prior to adjudication.

                  (5) Adjudicated Claim - A claim that has been processed to payment or denial.

         B.       Timeliness Standards

                  The Contractor shall make timely payments to its providers. In addition to any standards included in the Contractor's provider agreements or subcontracts, the Contractor will adjudicate fee-for-service claims consistent with the requirements below. Capitation claims are excluded from these standards.

                  Adjudication timeliness standards follow for each of four categories of claims:

                  (1)      Physician claims
                           (a) 90.0% of clean claims must be adjudicated within
                               30 days.
                           (b) 100% of clean claims must be adjudicated within
                               45 days.
                           (c) 100% of all claims must be adjudicated within
                               90 days.

                  (2) Claims received from a hospital for inpatient admissions ("Inpatient")
                           (a) 90.0% of clean claims must be adjudicated within
                               30 days.
                           (b) 100% of clean claims must be adjudicated within
                               45 days.
                           (c) 100% of all claims must be adjudicated within 90
                               days.

                  (3)      Drug claims
                           (a) 90.0% of clean claims must be adjudicated
                               within 30 days.
                           (b) 100% of clean claims must be adjudicated within
                               45 days.
                           (c) 100% of all claims must be adjudicated within
                               90 days.

                  (4)      All claims not included in a category above ("Other")
                           (a) 90.0% of clean claims must be adjudicated within
                               30 days.
                           (b) 100% of clean claims must be adjudicated within
                               45 days.
                           (c) 100% of all claims must be adjudicated within 90
                               days.

                  The adjudication timeliness standards do not apply to claims submitted by providers under investigation for fraud or abuse from the date of service to the date of adjudication of the claims. Providers can be under investigation by a governmental agency or the Contractor; however, if under investigation by the Contractor, the Department must have prior notification of the investigation.

                  Every claim entered into the Contractor's computer information system that is not a rejected claim must be adjudicated. The Contractor must maintain an electronic file of rejected claims, inclusive of a reason or reason code for rejection.

                  The amount of time required to adjudicate a paid claim is computed by comparing the date the claim was received with the date the check was created or the transmission date of an electronic payment. The amount of time required to adjudicate a denied claim is computed by comparing the date the claim was received with the date the denial notice was created or the transmission date of an electronic denial notice. If responsibility to receive claims is subcontracted, the date of receipt by the subcontractor determines the date of receipt applicable to these requirements.

                  The Contractor must identify on every claim processed the date the claim was received. This date must be carried on claims records in the claims processing computer system. Each hard-copy claim received by the Contractor must be date stamped with the date of receipt no later than the first work day after the date of receipt.

                  If the Contractor subcontracts responsibility to process claims, the requirements apply collectively to all claims within each category. Example: The Contractor processes "Other" claims, except that a subcontractor processes dental claims. The requirements apply to all ""Other" claims including dental claims.

         C.       Accuracy Standards

                  A claim is adjudicated accurately if payment or denial properly reflects all criteria below:

                  (1) Verification that the recipient was eligible to receive benefits on the date of service, and that the provider was authorized to furnish the service at the time the service was furnished.

                  (2) Verification that the claim does not duplicate or conflict with one previously approved, or currently being reviewed.

                  (3) Payment amount consistent with the MCO's provider agreement or subcontract.

                  (4) All resource information supplied to the Contractor by the Department, a provider, the client, or any other source, is appropriately used to determine availability of another resource to pay the claim.

                  (5) Adjudication is consistent with the MCO's policies and procedures.

                  The Contractor will accurately adjudicate at least 95.0% of claims within each category.

         D.       Quarterly Claims Analysis and Report

                  After each quarter has ended, the Contractor must analyze samples of claims and provide a timely claims processing report to DPW. The Contractor will select a sample of each of the four categories of claims adjudicated during the previous quarter. The sample will be determined by a computer program effectively designed to create a random, representative set of claims within each of the four claims types. Not later than one work day after the Contractor determines the claim reference numbers of the claims in the quarterly sample, the Contractor will provide the list of claim reference numbers to the Department.

                  The sample size must meet the following criteria: It must have a Confidence Level of 98% with an Expected Error Rate of +/-4% and a Precision Level of 3%. This sampling criteria is to be applied to each strata or claim type (physician, inpatient, drug, and other). Each clean claim sample will consist of the clean claims within the corresponding full sample.

                  Defined below are the terms to be utilized in selecting the above mentioned samples.

                  (1) Attribute Sampling - Attribute Sampling is used to reach a conclusion about a population in terms of rate of occurrence.

                  (2) Confidence Level - Confidence Level represents the degree of reliability that can be placed on the sample.

                  (3) Expected Error Rate - Expected Error Rate is an estimation of the errors within the sample.

                  (4) Precision - The difference between the Expected and Tolerable Error Rates, which is the range within which the true answer most likely falls.

                  The Contractor will determine whether each claim in each sample is a "clean" claim.

                  The Contractor will determine the number of days required to adjudicate each claim in the sample. Utilizing this information, the contractor will determine, for each of the four categories of claims, the percentage of clean claims adjudicated within 30 days; the percentage of clean claims adjudicated within 45 days; and, the percentage of all claims adjudicated within 90 days.

                  The Contractor will determine whether each claim was adjudicated consistent with accuracy standards specified above in Section 8.2.C. This requirement applies only to January March and July - September quarters. The Contractor will define a standard set of tests to be used for this purpose. The Contractor will provide the tests it proposes to use for this purpose to the Department for prior approval.

                  The Contractor will provide DPW with a report that provides information on each of the four samples. This report is due on the last day of the second month after the end of the quarter. (Example: The report for April - June is due August 31.) This report will identify each claim in the sample. This report will provide the following information on each claim.

                  o Was the claim classified as "clean?"
                  o Was the claim paid or denied?
                  o Date of receipt
                  o Date of adjudication
                  o Number of elapsed days from date of receipt to date of
                    adjudication
                  o Was the claim adjudicated accurately? Include the following information:

                     o The conclusion for each contract accuracy standard listed above in Section C.a. through C.e.
                     o Results of each standard accuracy test, referenced in the paragraph above.

                  The report will include computation of the timeliness sanction and the accuracy sanction (as discussed in Section F below) that applies to each claims category, if any.

                  The Department will provide a standard report format for use by the Contractor.

                  The Contractor will maintain a log of steps taken each quarter to fulfill requirements of this section. The log will include the name of the person who took the action, what action was taken, signature or initials of the person who completed the step, and the date the action was completed. A copy of that log will be provided to the Department, simultaneous with submission of the quarterly report.

                  The Department reserves the right to create its own sample for the purpose of this section, if it determines that the Contractor's sample was not selected consistent with all requirements. The Department reserves the right to rework a sample at any time to determine the accuracy of the Contractor's analysis and report, including the sanction computation, to accept or reject a report submitted by the Contractor, and to substitute a report and sanction computations prepared by the Department if those submitted by the Contractor are found to be unacceptable.

                  The Contractor will maintain records necessary for the Department to review the accuracy of each quarterly report required by this section.

         E.       Monthly Claims Processing and Payment Report

                  The Contractor shall provide the Department with a monthly report using a report format specified by DPW. This report will provide summary information of each of the four (4) claims types:

                  (1)      Physician;
                  (2) Claims received from a hospital for inpatient admissions;
                  (3)      Drug; and
                  (4)      All claims not included in a category above.

                  This reporting requirement applies to claims processed by the Contractor or a subcontractor, for medical services. If claims are processed by one or more subcontractors, provide a separate report that includes information distinct to each entity that processes claims.

                  Each report is due on the fifth calendar day of the second subsequent month.

                  Each report will separately provide the following information for each of the four claims types:

                  a)   Number of claims on hand at the beginning of the month.

                  b)   Number of claims received during the month.

                  c)   Number of claims paid during the month.

                  d)   Number of claims denied during the month.

                  e)   Number of claims on hand at the end of the month.

                  f) Claim reference number and the date of receipt of the oldest claim not adjudicated at the end of the month.

                  Each report will provide the following information, without regard to claims type:

                  a) Capitation payment check mailing dates, with dollars paid on each date.

                  b) Claims payment check mailing dates, with dollars paid on each date, and the date or dates the checks were created. (An electronic transfer of funds to a provider is to be counted as a "check mailing date".)

                  c) Remittance advice mailing dates, with the date or dates the remittance advices were created.

                  The Department will provide a standard report format for use by the Contractor.

         F.       Sanctions

                  Failure to submit a timely quarterly claims processing report consistent with contract requirements will result in a monetary sanction equal to $150 per day for the first ten (10) calendar days from the date that the report is due and $1,000 per day for each calendar day thereafter.

                  A monetary sanction may be applied for failure to meet any timeliness standard that applies to each of the four (4) claims categories. No credit will be given if a standard is exceeded. The monetary sanction will be 0.0035417, multiplied by the number of percentage points by which a standard is missed, divided by 100, multiplied by the dollars paid for all claims in this category during the quarter, multiplied by 5. (0.0035417 is equivalent to one half of one month's interest at 8.5%). Eight (8) digits to the right of the decimal point will be used at each step.

                  Example: In a contract quarter, the PH-MCO paid 78.2% of clean inpatient claims in 30 days. The PH-MCO paid 94.3% of clean inpatient claims in 45 days. The PH-MCO paid 99.3% of all inpatient claims in 90 days. The Contractor paid $20,000,000 in inpatient claims during the quarter.

                                    0.0035417
                  Multiplied by     0.182 = ((11.8 + 5.7 + 0.7) divided by 100)
                  Multiplied by     $20,000,000
                  Multiplied by     5
                         Equals     $64,458.94

                  In the above example, the sanction applicable to inpatient claims for the quarter would be $64,458.94

                  A monetary sanction will be applied for failure to meet the accuracy standard that applies to each of the four (4) claims categories. No credit will be given if a standard is exceeded.

                  Compliance percentages will be rounded to one tenth of a percentage point. The penalty will be the number of percentage points by which a percentage criterion is missed, multiplied by the dollars paid for all claims in this category during the quarter, multiplied by 0.0005.

                  Example: In a contract quarter, 94.0% of physician claims are accurately adjudicated. The Contractor paid $5,000,000 in physician claims during the quarter.

                           95.0 - 94.0 = 1.0
                           1.0 x $5,000,000 x 0.0005 = $2,500.

8.3      Member Cost Sharing and Third Party Liability

         A.       General

                  The Contractor will comply with the procedures implemented by the Department with regard to Member Cost Sharing and Third Party Liability as set forth in Section II.P of the RFP. The Contractor will also comply with the following revisions to current Third Party Liability language in the RFP.

         B.       Third Party Liability (TPL)

                  Under Section 1902(a)(25) of the Social Security Act, the Department is required to take all reasonable measures to identify legally liable third parties and treat verified TPL as a resource of the MA consumer. The Department's TPL Section is responsible to ensure that the Commonwealth is the payor of last resort when third party resources are available to cover the costs of medical services provided to MA consumers. When the Department becomes aware of these resources prior to paying for medical services, it will generally avoid payment by rejecting a provider's claim and directing the provider to bill the appropriate insurance carrier. When the Department becomes aware of payments made on behalf of consumers who have valid third party resources, the Department will pursue post-payment recovery from liable parties. Under this Agreement, the responsibilities of the Department will be allocated between the parties.

                  (1)      Cost Avoidance Activities

                           (a)      The Contractor will have primary
                                    responsibility for cost avoidance through the Coordination Of Benefits (COB) relative to federal and private health insurance-type resources including, but not limited, to Medicare, private health insurance, Employees Retirement Income Security Act of 1974 (ERISA) plans, and workers compensation. The Contractor will attempt to avoid initial payment of claims, whenever possible, where federal or private health insurance-type resources are applicable or the probable liability of another type of resource is established. All cost- avoided funds must be reported to the Commonwealth via encounter data submissions. The use of the COB flag, Medicare fields, and the Other Insurance Paid (OIP) field will indicate that TPL has been pursued and the amount which has been cost-avoided. The Contractor will not be held responsible for any TPL errors in the Department's Eligibility Verification System (EVS) or the Department's TPL file.

                           (b) The Contractor agrees to pay, and to require that its subcontractors pay, all clean claims for prenatal or preventive pediatric care (including EPSDT services to children), and services to children having medical coverage under a Title IV-D child support order to the extent the Contractor is notified by the Department of such support orders or to the extent the Contractor becomes aware of such orders, and then seek reimbursement from liable third parties. The Contractor recognizes that cost avoidance of these claims is prohibited with the exception of hospital delivery claims which may be cost-avoided.

                           (c) The Contractor may not deny or delay approval of otherwise covered treatment or services based upon third party liability considerations. The Contractor may neither unreasonably delay payment nor deny payment of claims unless the probable existence of third party liability is established at the time the claim is filed.

                  (2)      Post-Payment Recoveries

                           (a)      Post-payment recoveries are categorized by
                                    (a) health-related insurance resources and
                                    (b) other resources. Health-related
                                    insurance coverage are ERISA health benefit plans, Blue Cross/Blue Shield subscriber contracts, Medicare, private health insurance, workers compensation, and health insurance contracts. The term "other resources" means all other resources and includes, but are not limited to, recoveries from personal injury claims, liability insurance, first-party automobile medical insurance, accident-indemnity insurance, and the assigned claims plan.

                           (b) The Department's TPL Section retains the sole and exclusive right to pursue, collect, and retain all "other resources" as defined in paragraph B.(1). Any correspondence or inquiry forwarded to the Contractor (by an attorney, provider of service, insurance carrier, etc.) relating to a personal injury accident or trauma-related medical service, or which in any way indicates that there is, or may be, legal involvement regarding the consumer and the services which were provided, must be immediately -- forwarded to the Department's TPL Section. Those funds recovered by the Commonwealth under the scope of these "other resources" will be retained by the Commonwealth.

                                    Due to potential time constraints involving cases subject to litigation, the Department must ensure that it identifies these cases and establishes its claim before a settlement has been negotiated. Should the Department fail to identify and establish a claim prior to settlement due to the Contractor's untimely submission of notice of legal involvement where the Contractor has received such notice, the amount of the Department's actual loss of recovery will be assessed against the Contractor. The Department's actual loss of recovery will not include the attorney's fees or other costs which would not have been retained by the Department.

                           (c) The Contractor has the sole and exclusive right to pursue, collect and retain all health-related insurance resources for a period of nine (9) months from the date of service or six (6) months after the date of payment, whichever is later. The Department's TPL Section may pursue, collect, and retain recoveries of all health-related insurance cases which are outstanding after the earlier of nine (9) months from the date of service or six (6) months after the date of payment. However, in those cases subject to this paragraph where payment is being pursued by the Contractor but, for whatever reason, has not been collected by the earlier of nine (9) months from the date of service or six (6) months after the date of payment, the Contractor will notify the Department if action to recover has been initiated by the Contractor. In such cases, the Contractor will retain exclusive responsibility for the cases while they are being actively pursued.

                                    Should the Department lose recovery rights to any claim due to late or untimely filing of a claim with the liable third party, and the untimeliness in billing that specific claim is directly related to untimely submission of encounter data or additional records under special request, the amount of the unrecoverable claim will be assessed against the Contractor.

                           (d) As part of its responsibilities under paragraph (2), the Contractor is encouraged to pursue, collect, and retain recoveries of health-related insurance resources where the liable party has improperly denied payment based upon either lack of medical necessity or lack of coverage. The Contractor is encouraged to develop and implement cost-effective procedures to identify and pursue cases which are susceptible to collection through either legal action or traditional subrogation and collection procedures.

         C.       Requests for Additional Data

                  The Contractor must provide, at the Department's request, such information not included in the encounter data submissions that may be necessary for the administration of TPL activity. The Contractor will use its best efforts to provide this information within fifteen (15) calendar days of the Department's request at no expense to the Department. Such information may include, but is not limited to, individual medical records for the express purpose of determining TPL for the services rendered. Confidentiality of the information will be maintained as required by federal and state regulations.

         D.       Third Party Resource Identification

                  Third party resources identified by the Contractor, which do not appear on the Department's TPL database, must be supplied to the Department's TPL Section by the Contractor on a monthly basis. The method of reporting will be electronic submission or hardcopy document, whichever is deemed most convenient and efficient by the Contractor for its individual use. For electronic submissions the Contractor must follow the required report format, data elements, and tape specifications supplied by the Department. For hardcopy submissions, the Contractor must use an exact replica of the TPL resource referral form supplied by the Department. As the office responsible for the maintenance and quality assurance of the records stored on the TPL database, the Department's TPL Section will use these submissions for subsequent updates to the system.

         E.       Accessibility to TPL Data

                  The Department will provide the Contractor with accessibility to data maintained on the TPL file.

         F.       Estate Recovery

                  The Estate Recovery Program (Act 49) requires the Department to recover MA costs paid on behalf of certain deceased individuals. Individuals age fifty-five (55) and older who were receiving MA benefits for any of the following services are affected:

                  (1)      Public or private nursing facility services;

                  (2)      Residential care at home or in a community setting;
                           or

                  (3) Any hospital care and prescription drug services provided while receiving nursing facility services or residential care at home or in a community setting.

                  The applicable MA costs are recovered from the assets of the individual's probate estate. The Department's TPL Program is solely responsible for administering the Estate Recovery Program.

8.4      Risk Moderation

         A.       Reinsurance

                  (1) The Contractor must have a risk protection arrangement during the term of this Agreement. This risk protection arrangement must include reinsurance that covers, at a minimum, 80% of inpatient costs incurred by one (1) member in one (1) year in excess of $150,000. The Department may alter or waive the reinsurance requirement if the Contractor proposes an alternative risk protection arrangement that the Department determines is acceptable.

                           The Contractor may not change or discontinue the reinsurance arrangement without prior approval from the Department, which approval will not be unreasonably withheld. The Contractor must notify the Department thirty (30) days prior to any change in the reinsurance arrangement. The Department reserves the right to review such risk protection arrangements and require changes based on the Department's reasonable assessment of the Contractor's overall financial condition.

                           The Department may require the Contractor to comply with a lower reinsurance threshold requirement of $75,000 if any of the following criteria is met:

                           (a)      The Contractor has been operational
                                    (providing medical benefits to any type of consumer) for less than 3 (three) years; or,

                           (b) The Contractor's SAP basis equity is less than five percent (5%) of Medical Assistance premiums earned during the most recent calendar year for which the due date has passed for submission of the unaudited annual reports filed by the Contractor with the Department of Insurance; or,

                           (c) The Contractor did not earn cumulative net surplus over the previous three (3) years.

                  (2)      Insolvency Protection

                           The Contractor warrants and represents that it meets, and shall continue to meet during the term of the Agreement, the equity requirements set forth in
                           Section II.P.(6) of the RFP. The Contractor agrees that it will comply with all financial requirements included in the RFP in addition to those of the Pennsylvania Departments of Health and Insurance. The Department reserves the right to review such equity and financial requirements and require changes based on the Department's reasonable assessment of the Contractor's overall financial condition.

                  (3)      Secondary Liability

                           The Contractor must submit an acceptable plan to provide for payment to providers by a secondary liable party after a default in payment to a provider resulting from bankruptcy or insolvency. The secondary liability must insure payment for all services performed by providers through the last day for which the Department paid a capitation premium to the Contractor. The requirements may be met by submission of one (1) or more of the following arrangements:

                           (a)      Insolvency insurance.

                           (b)      An irrevocable, unconditional, and
                                    automatically renewable letter of credit for the benefit of the Department which is in place for the entire term of the contract.

                           (c) A guarantee from an entity acceptable to the Department, with sufficient financial strength and creditworthiness to assume the payment obligations of the Contractor in the event of a default in payment resulting from bankruptcy or insolvency.

                           (d) Other arrangements satisfactory to the Department, that are sufficient to insure payment to providers in the event of a default in payment resulting from bankruptcy or insolvency.

                           The Department must approve all arrangements for secondary liability. Such approval will include approval of the financial strength of the secondary liable parties and approval of all legal forms for secondary liability.

         B.       Surety Bonds

                  Should HCFA issue any requirements regarding surety bonds pursuant to Section 1861(o) (7) of the Act, the Contractor will be required to comply on the effective date determined by HCFA.

8.5      Restitution

         The Contractor will make full and prompt restitution to the Department for any payments received in excess of amounts due to the Contractor under this Agreement whether such overpayment is discovered by the Contractor or by the Department.

8.6      Payments to FQHCs and Rural Health Centers (RHCs)

         The Contractor agrees to negotiate and pay rates to FQHCs and RHCs comparable to other providers who provide comparable services in the Contractor's provider network.

8.7 Payments to Out-of-Network Providers that are Located Outside the Commonwealth of Pennsylvania

         The Contractor is authorized to pay an out-of-network provider located outside the Commonwealth of Pennsylvania, the MA FFS reimbursement amount for the applicable service rendered.

         SECTION 9: DURATION OF AGREEMENT AND RENEWAL

9.1      Initial Term

         This Agreement shall be effective upon execution by the parties. This Agreement shall have an initial term of three (3) years commencing on January 1, 1997 (the "Initial Term"), unless sooner terminated in accordance with Section 10 hereof; provided that no court order, administrative decision, or action by any other instrumentality of the United States Government or the Commonwealth of Pennsylvania is outstanding which prevents implementation of the Agreement.

9.2      Renewal

         The Department shall have the option to renew the Agreement for two (2) additional one (1) year periods after the expiration of the Initial Term. The Department shall give written notice to the Contractor ninety
         (90) days prior to the expiration of the Initial Term or any renewal term as to whether it wishes to renew the Agreement.

         SECTION 10: TERMINATION AND DEFAULT

10.1     Termination by the Department

         This Agreement may be terminated by the Department upon the happening of any of the following events and upon compliance with the notice provisions set forth below:

         A.       Termination for Convenience Upon Notice

                  The Department may terminate this Agreement at any time for convenience upon giving one hundred twenty (120) days prior written notice to the Contractor. The effective date of the termination will be the last day of the month in which the 120th day falls.

         B.       Termination for Cause

                  The Department may terminate this Agreement for cause upon forty-five (45) days written notice, which notice shall set forth the grounds for termination. "Cause" shall mean the following for the purposes of this Agreement:

                  (1) The Contractor defaults in the performance of any material duties or obligations hereunder or is in material breach of any provision of this Agreement; or

                  (2) The Contractor commits an act of theft or fraud against the Department, any state agency or the Federal Government; or

                  (3) An adverse material change in circumstances as described in Section 5.3 above.

         C.       Termination Due to Unavailability of Funds/Approvals

                  The Department may terminate this Agreement immediately upon the happening of any of the following events:

                  (1) Notification by the United States Department of Health and Human Services of the withdrawal of Federal Financial Participation in all or part of the cost hereof for covered services/contracts; or

                  (2) Notification that there will be an unavailability of funds available for the HC-SE Program; or

                  (3) Notification that the federal approvals necessary to operate the HC-SE Program will not be retained; or

                  (4) Notification by the Pennsylvania Insurance Department or Health Department that the authority under which the Contractor operates is subject to suspension or revocation proceedings or sanctions, has been suspended, limited or curtailed to any extent, or has been revoked, or has expired and will not be renewed; or

                  (5) Failure of the Contractor to satisfy the Readiness Review Requirements as set forth in Section 6.1 above.

10.2     Termination by the Contractor

         The Contractor may terminate this Agreement at any time upon giving one hundred twenty (120) days prior written notice to the Department. The effective date of the termination will be the last day of the month in which the 120th day falls.

10.3     Responsibilities of the Contractor Upon Termination

         A.       Continuing Obligations

                  Termination of this Agreement will not discharge the obligations of the Contractor with respect to services or items furnished prior to termination, including retention of records and verification of overpayments or underpayments. Termination will not discharge the Department's payment obligations to the Contractor or the Contractor's payment obligations to its subcontractors.

         B.       Notice to Members

                  In the event that this Agreement is terminated pursuant to Sections 10.1 or 10.2 above, the Contractor will notify all members of such termination at least forty-five (45) days in advance of the effective date of termination, if practical. The Contractor will be responsible for coordinating the continuation of care for members who are undergoing treatment for an acute condition.

         SECTION 11: RECORDS

11.1     Financial Records Retention

         A. The Contractor will maintain and will cause its subcontractors to maintain all books, records, and other evidence pertaining to revenues, expenditures, and other financial activity pursuant to this Agreement in accordance with the standards and procedures specified in Section II.S. of the RFP.

         B. The Contractor agrees further to submit to the Department or to the Secretary of Health and Human Services or their designees, within thirty-five (35) days of request, information related to the Contractor's business transactions which are related to the provision of services for the HC-SE Program pursuant to this Agreement which will include full and complete information regarding:

                  (1) The Contractor's ownership of any subcontractor with whom the Contractor has had business transactions totaling more than $25,000 during the 12-month period ending on the date of the request; and

                  (2) Any significant business transactions between the Contractor and any wholly-owned supplier or between the Contractor and any subcontractor during the 5-year period ending on the date of the request.

         C.       The Contractor agrees to include the requirements set forth at
                  Section 11.1.A. and B. in all contracts and agreements it enters with subcontractors under the HC-SE Program, and to ensure that all persons and/or entities with whom it so contracts agree to comply with said provisions.

11.2     Operational Data Reports

         The Contractor will maintain and shall cause its subcontractors to maintain all source records for data reports in accordance with the procedures specified in Section II.S. of the RFP.

11.3     Medical Records Retention

         The Contractor will maintain and will cause its subcontractors to maintain all medical records in accordance with the procedures outlined in Section II.S. of the RFP.

11.4     Review of Records

         A. The Contractor will make all records relating to the HC-SE Program, including but not limited to, the records referenced in this Section, available for audit, review, or evaluation by the Department, its designated representatives or federal agencies. Such records will be made available during normal business hours at a location specified by the Department.

         B. In the event that the Department, its designated representatives, or federal agencies request access to records after the expiration or termination of this Agreement or at such time that the records no longer are required by the terms of this Agreement to be maintained at the Contractor's location, the Contractor, at its own expense, shall send copies of the requested records to the requesting entity within fifteen (15) days of such request.

         SECTION 12: SUBCONTRACTUAL RELATIONSHIPS

12.1     Ability to Subcontract

         In fulfilling its obligations hereunder, the Contractor will have the right to utilize the services of persons or entities by means of subcontractual relationships. The Contractor acknowledges and agrees that the execution of subcontracts will not diminish or alter the Contractor's responsibilities under this Agreement.

12.2     Compliance with Program Standards

         As part of its contracting or subcontracting, with the exception of Provider agreements which are outlined in Section 7.1.M., the Contractor agrees that it will strictly comply with the procedures set forth in Section II.R of the RFP (including Appendices U-W of the RFP).

         The written information which must be provided to the Department prior to the awarding of any contract or subcontract must provide disclosure of ownership interests of five percent (5%) or more in any entity or subcontractor.

         All contracts and subcontracts must be in writing and must contain all items set forth in the RFP.

         The Contractor will require its subcontractors to provide written notification of a denial, partial approval, reduction, or termination of service or coverage, or a change in the level of care, using the standard form notice outlined in Exhibit F.

         In addition, all contracts or subcontracts which provide medical services to the Contractor's members must include the following provisions:

         (1) A requirement for cooperation for the submission of all encounter data for all services provided within the timeframes required in Section 17.5 of this Agreement no matter whether reimbursement for these services is made by the Contractor either directly or indirectly through capitation.

         (2) Language which ensures compliance with all applicable federal and state laws.

         (3) Language which prohibits gag clauses which would limit the subcontractor from disclosure of medically necessary or appropriate health care information or alternative therapies to members, other health care professionals, or to the Department.

         (4) A requirement which ensures that the Department has ready access to any and all documents and records of transactions pertaining to the provision of services to MA consumers.

         (5) The definition of Medical Necessity as outlined in Section 2 of this Agreement.

         (6) The Contractor must ensure, if applicable, that its subcontracts adhere to the standards for network composition and adequacy.

         (7) Should the Contractor use a subcontracted utilization review entity, the Contractor must ensure its subcontractors process each request for benefits and inform the member of the decision within two (2) business days of receiving the request. If the member does not receive written notification of a decision on a request for a covered service or item within twenty-one (21) days of the date the Contractor received the request, the service or item is automatically approved. To satisfy the twenty-one (21) day time period, the Contractor must mail to the member, the member's PCP, and the prescribing provider a notice of partial approval or denial of the request on or before the eighteenth (18th) day from the date the request is received. If the notice is not mailed by the eighteenth (18th) day after the request is received, the request is automatically authorized (i.e., deemed approved). If additional information is needed to review the request, the Contractor must request such information from the appropriate provider within forty-eight hours of receiving the request for benefits. If the Contractor requests additional information, the request may be pended for a reasonable time period, not to exceed two (2) business days after the additional information is received, in accordance with guidelines established by the Department.

         (8) Should the Contractor subcontract with an entity to provide any information systems services, the subcontract must include provisions for a transition plan in the event that the Contractor terminates the subcontract or enters into a subcontract with a different entity. This transition plan must include information on how the data will be converted and made available to the new subcontractor. The data must include all historical claims and service data.

         The Contractor must make all necessary revisions to its contracts and subcontracts to be in compliance with the requirements set forth in
         Section 12.2 of this Agreement. Revisions may be completed as contracts and subcontracts become due for renewal provided that all contracts and subcontracts are amended within one (1) year of execution of this Agreement with the exception of the encounter data requirements, which must be amended immediately, if necessary, to ensure that all subcontractors are submitting encounter data to the Contractor within the timeframes specified in Section 17.5 of this Agreement.

12.3     Consistency with Policy Statements

         The Contractor agrees that its contracts with all providers will be consistent, as may be applicable, with the policy statements governing HMO Contracting with Integrated Delivery Systems issued by the Pennsylvania Department of Health on April 6, 1996 and those issued by the Pennsylvania Department of Insurance on April 6, 1996. (26 Pa. Bulletin 1629, et seq. (04/06/96)).

12.4     Compliance with Rule on Physician Incentive Arrangements

         The Contractor agrees that its contracts with all providers will be in compliance with the Final Rule regarding Physician Incentive Arrangements which was issued by HCFA on March 27, 1996. (61 Fed.Reg. 13430 (03/27/96)), and as amended from time to time.

         SECTION 13: QUALITY MANAGEMENT AND UTILIZATION MANAGEMENT PROGRAM

13.1 The Contractor agrees to fully comply with the Department's and Quality Management and Utilization Management Program standards as set forth in
         Exhibit I.

13.2 The Contractor must provide to the Department its written policies and procedures governing quality management and utilization management.

13.3 The Contractor must have formal contracts or employment arrangements in place for physician reviewers. The Contractor is required to obtain the signature of a licensed physician on any letter of medical necessity.

13.4 The Contractor will cooperate fully with any external evaluations and assessments of its performance under this Agreement authorized by the Department. Independent assessments will include, but not be limited to, any independent evaluation required or allowed by federal or state statute or regulations by the Department. The Contractor will also cooperate fully with all external medical audit reviews which assess the Contractor's quality of care.

13.5 The Contractor will not discriminate with respect to participation, reimbursement or indemnification to any provider who is acting within the scope of the provider's license or certification under applicable state law solely on the basis of such license or certification. This will not be construed to prohibit the Contractor from including providers only to the extent necessary to meet the needs of the organization's enrollees or from establishing any measure designed to maintain quality and control costs consistent with the responsibilities of the organization.

13.6     In accordance with the Balanced Budget Reconciliation Act of 1997,
         Section 4707, the Contractor must verify , as part of its credentialing/recredentialing process, that each physician in its provider network has a Unique Physician Identifier Number (UPIN) assigned by the system established under Section 1173(b) of the Social Security Act.

         SECTION 14: COMPLAINT, GRIEVANCE AND APPEAL

14.1     Member Complaint, Grievance, and Appeal System

         A. The Contractor will develop, implement, and maintain a complaint and grievance system which provides for informal settlement of members' complaints and grievances at the lowest administrative level and a process for appeal. The Contractor's policies and procedures must meet the requirements established by the Department and the provisions of Article XXI of Act 68 of 1998 (P.L. 446, No. 68) relating to Quality Health Care Accountability and Protection, amending the Act of May 17, 1921 (P.L. 682, No. 284).

         B. The Contractor will cause each of its subcontractors to comply with the Member Complaint Grievance, and Appeal System. This includes reporting requirements established by the Contractor and which has received advance written approval by the Department.

         C. The Contractor must provide to the Department its written procedures governing complaint, grievance and appeals. The standard notices required and outlined in Exhibit F of this agreement must be used in the Contractor's complaint, grievance and appeal process and must be in accessible formats for individuals with vision impairments. In addition, the notices must be available for persons who do not speak English or have low literacy levels. The Contractor must abide by the final decision of the Department of Insurance where a member has sought an external appeal of a complaint. The Contractor must abide by the final decision of the Department of Health and the Department of Public Welfare where a member has sought an external appeal of a grievance.

14.2     Clinical Sentinel

         The Contractor agrees to cooperate with the functions of the Department's Clinical Sentinel which is to address clinical and medical issues raised by MA consumers and should not include issues unrelated to the coverage of medical services under the HealthChoices Program.

14.3     Provider Appeal Procedures

         The Contractor will develop, implement, and maintain a provider complaint and appeals system which provides for informal settlement of providers' complaints at the lowest level and a formal process for appeal ("Provider Complaint and Appeal System"). The development and implementation of the Provider Complaint and Appeal System will be in complete accordance with Section II.N. of the RFP. The Contractor will be required to report their provider appeal data and utilization management outcomes to the Department utilizing the standardized report form specified by the Department.

         SECTION 15: CONFIDENTIALITY

15.1 The Contractor will comply with all applicable federal and state laws regarding the confidentiality of medical records. The Contractor will also cause each of its subcontractors to comply with all applicable federal and state laws regarding the confidentiality of medical records. The Contractor will comply with Standard XVIII of Exhibit I regarding maintaining confidentiality of data.

15.2 The Contractor will be liable for any state or federal fines, financial penalties, or damages levied upon the Department for a breach of confidentiality due to the negligent or intentional conduct of the Contractor in relation to the Contractor's systems, staff, or other area of responsibility.

15.3 The Contractor agrees to return all data and material obtained in connection with this Agreement and the implementation thereof, including confidential data and material, at the Department's request. No material can be used by the Contractor for any purpose after the expiration or termination of this Agreement. The Contractor also agrees to transfer all such information to a subsequent contractor at the direction of the Department.

15.4 The Contractor considers its financial reports and information, marketing plans, provider rates, trade secrets, information or materials relating to the Contractor's software, databases or technology, and information or materials licensed from, or otherwise subject to contractual nondisclosure rights of third parties, which would be harmful to the Contractor's competitive position to be confidential information. This information will not be disclosed by the Department to other parties except as required by law or except as may be determined by the Department to be related to the administration and operation of the HealthChoices Program.

         SECTION 16: INDEMNIFICATION AND INSURANCE

16.1     Indemnification

         A. The Contractor will indemnify and hold the Department and the Commonwealth of Pennsylvania, their respective employees, agents, and representatives free and harmless against any and all liabilities, losses, settlements, claims, demands, and expenses of any kind (including but not limited to attorneys' fees) which may result or arise out of any dispute of any kind by and between the Contractor and its subcontractors with members, agents, clients, or - any defamation, malpractice, fraud, negligence, or intentional misconduct caused or alleged to have been caused by the Contractor or its agents, subcontractors, employees, or representatives in the performance or omission of any act or responsibility assumed by the Contractor pursuant to this Agreement.

         B. The Contractor will indemnify and hold harmless the Department and the Commonwealth of Pennsylvania from any audit disallowance imposed by the federal government resulting from the Contractor's failure to follow state or federal rules, regulations, or procedures unless prior authorization was given by the Department. The Department will provide timely notice of any disallowance to the Contractor and allow the Contractor an opportunity to participate in the disallowance appeal process and any subsequent judicial review to the extent permitted by law. Any payment required under this provision will be due from the Contractor upon notice from the Department. The indemnification provision hereunder will not extend to disallowances which result from a determination by the federal government that the terms of this Agreement are not in accordance with federal law. The obligations under this paragraph will survive any termination or cancellation of this Agreement.

16.2     Insurance

         The Contractor will maintain for itself, each of its employees, agents, and representatives, general liability and all other types of insurance in such amounts as reasonably required by the Department and all applicable laws. In addition, the Contractor will require that each of the health care professionals with which the Contractor contracts maintains professional malpractice and all other types of insurance in such amounts as required by all applicable laws. The Contractor will provide to the Department, upon the Department's request, certificates evidencing such insurance coverage.

         SECTION 17: REPORTS

17.1     General Obligations

         The Contractor will furnish the Department with such reports as may be requested by the Department in writing in the manner, form, and time periods specified by the Department. Where appropriate and for good cause shown, the Department may provide the Contractor a reasonable extension of time in which to comply with said reporting requirements.

17.2     GA Data Reporting

         General Assistance (GA) data reporting will be in the format prescribed by the Department and must be submitted to the Department electronically each month. The GA file will include data on claims paid by the Contractor during the month for admissions to acute care hospitals and rehabilitation hospitals. The file must include all applicable payments made for services provided to state-only GA consumers, including services paid for by a subcontractor or via a subcapitation arrangement. If the Contractor pays for applicable services via a subcapitation arrangement, it must submit its plan for such arrangement to the Department sixty (60) calendar days before the due date of the file that will contain subcapitation data.

17.3     Financial Reporting Requirements

         The Contractor will furnish all financial reports in the time and manner prescribed by the Department. Financial reports will be submitted on the Financial Reporting Requirement Form which will be issued to the Contractor by the Department. The end-of-year quarterly financial reports will be due to the Department by March 10 of the following year.

17.4     EPSDT Reports

         The Contractor must submit EPSDT reports in the time and manner prescribed by the Department. The Contractor will be responsible for maintaining appropriate systems and mechanisms to obtain all necessary data from its health care providers to ensure its ability to comply with the EPSDT reporting requirements. The failure of a health care provider to provide the Contractor with necessary EPSDT data will not excuse the Contractor's compliance with this requirement.

17.5     Encounter Data Reports

         The Contractor must submit a separate record, or "pseudo claim", each time a member has an encounter with a provider. The PH-MCO must submit a separate subcapitation record for each advance payment made to a contractor responsible for all or part of a member's medical care. If the payment is a capitation payment, a separate record is required to report the amount paid on behalf of each member. The Contractor will be responsible for maintaining appropriate systems and mechanisms to obtain all necessary data from its health care providers to ensure its ability to comply with the encounter data reporting requirements. The failure of a health care provider to provide the Contractor with necessary encounter data will not excuse the Contractor's compliance with this requirement.

         All providers operating within the Contractor's provider network who provide services to MA consumers must be enrolled in the Department's MA Program and possess an active Medical Assistance Identification
         (MAID) number. This identification number must be used when submitting required encounter data.

         A.       Data Format

                  The PH-MCO must submit encounter and subcapitation data electronically over POSNet using file transfer protocol. The PH-MCO must conform to the requirements specified in the Requirements and Specifications Manual for Encounter Data. The Department may limit each PH-MCO to one (1) encounter data file and one (1) subcapitation data file per week.

         B.       Timing of Data Submittal

                  Encounter data must be submitted by providers to the PH-MCO within one hundred eighty (180) days after the date of service. The PH-MCO must submit correct encounter data to the Department within one hundred (100) days (this number includes ten [10] days for Department processing of data in the case of resubmission) after the PH-MCO's payment/adjudication date for the encounter. Time required for the PH-MCO to receive from the Department, correct, and resubmit encounters rejected by the Department is included in the one hundred (100) days. Should the Department fail to complete its processing of the data within the ten (10) day period allotted, the Contractor shall receive an extension to the one hundred (100) day submission period for the same number of days by which the Department exceeds its ten (10) day processing period.

                  Correct subcapitation data must be submitted to the Department within thirty (30) days after the end of the month of the subcapitation payment data.

         C.       Data Completeness

                  The Department expects to use Encounter and Subcapitation Data to monitor access to care, quality of care, set future capitation premium rates, and for other reasons. This will require complete and accurate data. The Department is anticipating receiving one hundred percent (100%) of actual member encounters.

         D.       MA Consumers Medical Information

                  The PH-MCO must provide an MA consumer's medical records to the Department within fifteen (15) days of the Department's request.

         E.       Financial Penalties

                  The PH-MCO is required to provide complete, accurate, and timely encounter data to the Department, and to maintain complete medical records. The Department may withhold capitation premiums as reimbursement for financial penalties assessed. Financial penalties will be calculated monthly.

                  Assessment of financial penalties is based on the identification of penalty occurrences. Encounter Data Penalty occurrences/ assessments of financial penalties are outlined in Exhibit L.

         F.       Data Validation

                  The PH-MCO must agree to assist the Department in its validation of utilization data by making available medical records and a sample of its claims data. The validation may be completed by Department staff and independent, external review organizations.

17.6     Sanctions

         A. The Department may impose sanctions for non-compliance with any requirements under this Agreement. The sanctions which can be imposed will depend on the nature and severity of the breach, which the Department, in its reasonable discretion, will determine, as follows:

                  (1) Imposing civil monetary penalties of a minimum of $1,000.00 per day for non-compliance up to the maximum limits as described in the Balanced Budget Reconciliation Act of 1997, amending Section 1932(e) of the Social Security Act;

                  (2)      Requiring the submission of a corrective action plan;

                  (3)      Limiting enrollment of new MA consumers;

                  (4)      Suspension of payments;

                  (5) Temporary management subject to applicable federal or state regulations; or

                  (6)      Termination of the Agreement.

         B. In any case where this Agreement provides for a specific sanction for a defined infraction, the Department will first apply the specific sanction provided for the non-compliance before applying any of the general sanctions set forth in
                  Section 17.6A. Specific sanctions contained in this Agreement include the following:

                  (1) Claims Processing: Sanctions related to claims processing are provided in Section 8.2.

                  (2) Report, Audit or File: If the Contractor fails to provide any report, audit, or file that is specified by this Agreement by the applicable due date, or if the Contractor provides any report, audit, or file specified by this Agreement that does not meet established criteria, a subsequent payment to the Contractor may be reduced by the Department. The reduction will equal the number of days that elapse between the fifth calendar day after the due date and the day that the Department receives a report, audit, or file that meets established criteria, multiplied by the average Per-Member-Per-Month capitation rate that applies to the first month of this Agreement. No reduction for lateness will be made if a report, audit, or file is received within five (5) calendar days after the due date. If the Contractor provides a report, audit, or file on or before the due date or within five (5) days after the due date, and if the Department notifies the Contractor after the 15th calendar day after the due date that the report, audit, or file does not meet established criteria, no reduction in payment will apply to the 16th day after the due date through the date that the Department notifies the Contractor. A penalty may not be applied under this section if a penalty is applied for the same deficiency under the first paragraph of this
                           Section 17.6.

                  (3) Encounter Data Reporting: The penalty for late reporting of encounter data is set forth in Section
                           17.5 and Exhibit L.

                  (4) Marketing: The sanctions for engaging in unapproved marketing practices are set forth in Section 7.1.D.(5) of this Agreement.

                  (5) Access Standard: The sanction for non-compliance with the access standard is set forth in Section 6.2.B(4) of this Agreement.

         C.       Nonduplication of Financial Penalties

                  If the Department assesses a financial penalty pursuant to one of the provisions of Section 17.6.B, it will not impose a financial sanction pursuant to Section 17.6.A.(1) with respect to the same infraction.

         SECTION 18: DISPUTES

18.1 In the event that a dispute arises between the parties relating to any matter regarding this Agreement, the Contractor will send written notice to the Contracting Officer for this Agreement, who will make a determination in writing of his/her interpretation and will send the same to the Contractor. That interpretation will be final, conclusive, and binding on the Contractor, and unreviewable in all respects unless the Contractor, within twenty (20) days of its receipt of said interpretation, delivers a written appeal to the Secretary of Public Welfare. The decision of the Secretary will be final, conclusive, and binding, and the Contractor will thereafter, with good faith and diligence render such performance in compliance with the Secretary's determination; subject to the provisions of ss.18.2 below. Notice of initial level dispute will be sent to:

                    Ms. Christine M. Bowser
                    Director, Bureau of Managed Care Operations
                    Room A-111, DPW Complex 2, Building #33
                    P.O. Box 2675
                    Harrisburg, Pennsylvania  17105-2675

18.2 All claims against the Department relating to any matter regarding this Agreement may be filed by the Contractor in the Board of Claims (under the Act of May 20, 1937, PL. 728, as amended by Act of October 5, 1978, P.L. 1104), but only after first complying with Section 18.1 above. Resolution of disputes under the provision must occur prior to any final payment of a disputed amount to the Contractor.

         SECTION 19: FORCE MAJEURE

         In the event of a major disaster or epidemic as declared by the Governor of the Commonwealth of Pennsylvania or an act of any military or civil authority, outage of communications, power or other utility, the Contractor will cause its employees and all providers with whom it subcontracts to render all services provided for in the RFP and herein as is practical within the limits of providers' facilities and available staff. The Contractor, however, will not be liable nor deemed to be in default for any provider's failure to provide services or for any delay in the provision of services when such a failure or delay is the direct or proximate result of the depletion of staff or facilities by the major disaster or epidemic, or act of any military or civil authority, outage of communications, power, or other utility; provided, however, in the event that the provision of services is substantially interrupted, the Department will have the right to terminate this Agreement upon ten (10) days written notice to the Contractor.

         SECTION 20: GENERAL

20.1     Suspension From Other Programs

         In the event that the Contractor learns that a health care professional with whom the Contractor contracts is suspended or terminated from participation in the Medical Assistance Program of another state or from the Medicare Program, the Contractor will promptly notify the Department, in writing, of such suspension or termination.

         No payment will be due or retained by the Contractor for any services rendered by a health care professional during the period the Contractor knew or should have known such professional was suspended or terminated from the Medical Assistance Program of this or another state, or the Medicare Program.

20.2     Rights of the Department and the Contractor

         The rights and remedies of the Department provided herein will not be exclusive and are in addition to any rights and remedies provided by law.

         Except as otherwise stated in Section 18, the rights and remedies of the Contractor provided herein will not be exclusive and are in addition to any rights and remedies provided by law.

20.3     Waiver

         No waiver by either party of a breach or default of this Agreement will be considered as a waiver of any other or subsequent breach or default.

20.4     Invalid Provisions

         Any provision of this Agreement which is in violation of any state or federal law or regulation will be deemed amended to conform with such law or regulation, pursuant to the terms of this Agreement, except that if such change would materially and substantially alter the obligations of the parties under this Agreement, any such provision will be renegotiated by the parties. The invalidity or nonenforceability of any terms or provisions hereof will in no way affect the validity or enforceability of any other terms or provisions hereof.

20.5     Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

20.6     Notice

         Any notice, request, demand, or other communication required or permitted hereunder, with the exception of initial level disputes submitted to the Contracting Officer pursuant to Section 18.1 above, will be given in writing by certified mail, communication charges prepaid, to the party to be notified. All communications will be deemed given and received upon delivery or attempted delivery to the address specified herein, as from time to time amended. The addresses for the parties for the purposes of such communication are:

                      To the Department:

                               The Department of Public Welfare
                               Office of Medical Assistance Programs
                               Bureau of Managed Care Operations
                               Room A-111, Cherry Wood Building
                               Harrisburg State Hospital
                               Harrisburg, Pennsylvania 17110

                      With a Copy to:

                               The Department of Public Welfare
                               Office of Legal Counsel
                               305 Health and Welfare Building
                               Harrisburg, Pennsylvania 17120
                               Attention: Chief Counsel

                      To the Contractor:

                               Mr. Kevin Hill, CEO
                               Oxford Health Plan (PA), Inc.
                               The Curtis Center
                               601 Walnut Street, Suite 900
                               Independence Square West
                               Philadelphia, Pennsylvania  19106

20.7     Counterparts

         This Agreement may be executed in counterparts, each of which will be deemed an original for all purposes, and all of which, when taken together will constitute but one and the same instrument.

20.8     Headings

         The section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement.

20.9     Assignment

         Neither this Agreement nor any of the parties' rights hereunder will be assignable by either party hereto without the prior written consent of the other party hereto, which consent will not be unreasonably withheld.

20.10    No Third Party Beneficiaries

         This Agreement does not, nor is it intended to, create any rights, benefits, or interest to any third party, person, or organization.

20.11    Entire Agreement: Modification

         This Agreement constitutes the entire understanding of the parties hereto and supersedes any and all written or oral agreements, representations, or understandings. No modifications, discharges, amendments, or alterations will be effective unless evidenced by an instrument in writing signed by both parties. Furthermore, neither this Agreement nor any modifications, discharges, amendments, or alterations thereof will be considered executed by or binding upon the Department or the Commonwealth of Pennsylvania unless and until signed by a duly authorized officer of the Department or Commonwealth of Pennsylvania.